As filed with the Securities and Exchange Commission on February 27, 2015

REGISTRATION NO. 811-21122

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☑

AMENDMENT NO. 18

TORCHLIGHT VALUE FUND MASTER, LLC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

475 Fifth Avenue
New York, New York 10017
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 883-2800

Daniel Heflin

Torchlight Investors, LLC

475 Fifth Avenue
New York, New York 10017
(NAME AND ADDRESS OF AGENT FOR SERVICE)

Copy To:
Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022

Prospectus

Torchlight Value Fund Master, LLC

February 27, 2015

Like the securities of all investment companies, these securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC passed on the accuracy of this Prospectus.  It is a criminal offense to claim otherwise.

The Fund has not and does not intend to engage in a public offering of its securities.  The securities have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon the exemption provided by Section 4(2) of the 1933 Act.  The securities have not been registered under any state securities laws in reliance upon various exemptions provided by those laws.  The securities have not been approved or disapproved by any regulatory authority nor has any regulatory authority passed on the merits of this offering or the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.  The securities are being offered to qualified persons who will purchase the securities for their own accounts.  The minimum initial investment is $3 million.  The securities may not be transferred or resold except as permitted under the 1933 Act and the securities laws of the states in which the securities are sold pursuant to registration under the 1933 Act or such laws or exemptions therefrom.  No public market for the securities now exists or is anticipated to develop.  These securities are redeemable through the issuer.

TABLE OF CONTENTS

Page
SUMMARY	3
Investment Objective	3
Risk Factors	3
Investment Objective and Policies	8
Service Providers	9
Investment Advisory Agreement	10
INVESTMENTS IN THE FUND	10
Risk Factors	10
Purchase and Pricing of Interests	11
Automatic Distribution Reinvestment Plan	11
Redeeming Interests	12
TAX CONSEQUENCES	13
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL	13
FINANCIAL HIGHLIGHTS	13
ADDITIONAL MEMBER INFORMATION	13

2

TORCHLIGHT VALUE FUND MASTER, LLC

SUMMARY

Torchlight Value Fund Master, LLC (the “Fund”) was formed in June 2002 as a non-diversified, open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”).  The investment objective of the Fund is to provide high current income.  Torchlight Investors, LLC, the Fund’s adviser (the “Adviser”) actively manages the Fund’s portfolio of investments, comprised primarily of commercial mortgage-backed securities (“CMBS”), to achieve high total return.

The Fund is a master fund in a master-feeder fund structure and, accordingly, certain of its investors are other investment funds (referred to as “feeder funds”) investing all or a substantial portion of their assets in the Fund.  The Fund’s feeder fund is Torchlight Value Fund, Inc., a Maryland corporation operating as a registered investment company under the 1940 Act.

Investment Objective

The investment objective of the Fund is to provide high current income.  There can be no assurance the Fund will achieve its investment objective.

In making its investments, the Fund follows a “value” strategy, meaning that it seeks to acquire CMBS that the portfolio managers believe are potentially under-valued by the market relative to their underlying assets.  The Fund intends to principally acquire various mezzanine and subordinate classes of CMBS trusts (backed by collateral, primarily commercial mortgages (the “Collateral”)), which bear a higher risk-of-loss than more senior classes of the same trust.  Some of these classes are considered to be “first loss” in that they are the first class to bear any loss resulting from a default on an underlying asset.  The majority of the securities in which the Fund will invest are expected to be CMBS.  Certain investments may not meet requirements to receive a credit rating from a rating agency.  These investments could be considered higher risk than investments that have been rated.  The Fund may invest up to 20% of its total assets in U.S. Treasury Securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities.

The Fund may invest in securities with any investment rating, as well as unrated securities.  However, the securities rated below B- or unrated (investments below BBB- are commonly referred to as “junk bonds”) may not exceed 20% of the Fund’s total asset value.  In addition, the Fund may purchase and hold securities of any duration.

In support of its investment objective and to mitigate the risks associated with an investment in the Fund, a number of fundamental and non-fundamental investment restrictions have been placed on the activities of the Fund.  These restrictions are set forth in the Statement of Additional Information (the “SAI”) that accompanies, and should be read in conjunction with, this Prospectus.

Risk Factors

As a mutual fund investing in fixed income securities, the Fund is subject primarily to interest rate risk, spread risk, credit risk, high yield risk and market risk.

Interest rate risk is the potential for the value of the Fund’s assets to fall due to rising interest rates. In general, fixed-income securities lose value when interest rates rise and gain value when interest rates fall.  Securities with longer maturities can be more sensitive to interest rate changes.  In other words, the longer the maturity of a security, the greater the impact a change in interest rates could have on the security’s price.  In addition, short-term and long-term interest rates do not necessarily move in the same amount or the same direction.

Spread risk is the potential for the value of the Fund’s assets to fall due to the widening of spreads.  Fixed income securities generally compensate for greater credit risk by paying interest at a higher rate.  The difference between the yield of a security and the yield of a benchmark, such as a U.S. Treasury security, with a comparable maturity (the spread) measures the additional interest paid for risk.  As the spread on a security widens (or increases), the price (or value) of the security will fall.  Spread widening may occur, among other reasons, as a result of market concerns over the stability of the market, excess supply, or general credit concerns in other markets and reduction in risk tolerance.

3

Credit risk is the possibility that the obligors under a security may be unable to make payments of interest and/or principal, increasing the risk of default on the security.  In such a case, the Fund may suffer from a loss of interest income or may lose some or all principal invested in such security.  Credit risk could be significant for the Fund given that it invests in mezzanine and subordinate classes of securities which bear a higher risk-of-loss when a default on the underlying loan occurs than more senior securities.

High yield risk is the possibility that the Fund may invest in high yield securities (commonly known as “junk bonds”), which may be subject to greater levels of interest rate, credit (including issuer default) and liquidity risk than investment grade securities and may experience extreme price fluctuations.  The securities of such companies may be considered speculative and the ability of such companies to pay their debts on schedule may be uncertain.

Market risk is the potential that the prices of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably, due to factors affecting the general markets or particular industries related to the securities.  The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook of the economy (whether nationally or regionally), changes in interest or currency rates or adverse investor sentiment.

They may also decline due to factors that affect a particular industry or industries – specifically because of real estate fundamentals particular to a local market or property type.  Additionally, the price of securities acquired by the Fund may decline substantially for reasons not necessarily attributable to what are often referred to as a security’s “fundamentals” (e.g., its prospects based on a measured analysis of its assets, cash flows, etc.). Investing at what may appear to be “undervalued” levels is no guarantee that the purchased assets will not subsequently be trading at even more “undervalued” levels.

The Fund intends to acquire various mezzanine and subordinate classes, including unrated and “first loss” classes.  A “first loss” class is the most subordinate class of a multi-class issuance debt security and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the commercial mortgage loans or other assets underlying such securities (the “Collateral”).  Mezzanine and subordinate classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes.  The market values of such mezzanine and subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes.  As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity.  In addition, the Fund’s investments in mezzanine and subordinate classes will be subject to the risks of adverse conditions in the securities markets.  Such adverse conditions would impair the value and marketability of such investments.  The yield-to-maturity on mezzanine and subordinate classes may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses.  Because the mezzanine and subordinate classes generally have little or no credit support, to the extent that losses are realized on the Collateral, the Fund may not recover the full amount, or any, of its investment in such mezzanine and subordinate securities.  The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes.  On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the mezzanine and subordinate classes.  Typically, interest deferred on mezzanine and subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest.  Such deferral of interest generally will adversely affect the yield on the mezzanine and subordinate classes.  The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral.  The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, tax, legal and other factors.  Prepayments of principal on the Collateral are generally allocated to the more senior classes until the balance of such senior classes is reduced to zero.  To the extent that the holders of mezzanine and subordinate classes are not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the mezzanine and subordinate classes may be adversely affected.

4

In addition, the prices of lower-rated securities historically have been found to be less sensitive to interest rate changes than more highly-rated investments, but more sensitive to adverse economic downturns or specific credit developments.  A projection of an economic downturn, adverse rising interest rates, or a recession for example, could cause a decline in the price of lower-rated securities due to the inability of obligors of the Collateral to make principal and interest payments or repay debt at maturity.  In such event, existing credit supports may be insufficient to protect against loss of principal.

The Collateral will present credit risk, both with respect to delinquency and default.  Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan.  Default refers to the potential for unrecoverable principal loss from the sale of foreclosed properties for an amount less than the unpaid principal balance of the collateral.  The value of the securities purchased by the Fund will depend, in part, upon the creditworthiness of the underlying real estate for payment of principal and interest on the collateral.  If the Fund does not receive scheduled interest or principal payments on such Collateral, the Fund’s net asset value may be adversely affected.  There is no assurance that the liquidation of Collateral will satisfy the borrower’s obligation, or that the Collateral can be liquidated.

Payments of principal and interest on the mortgage loans depend solely on cash flow from the underlying properties, and so are exposed to the risks of the direct ownership in real estate.  These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property’s owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results.  In addition, other factors may adversely affect the mortgaged properties’ value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

Investments in real estate and real estate related assets also are subject to various risks, including:  adverse changes in national or international economic conditions; adverse local market conditions; the financial condition of tenants, buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Fund.

In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

Concentration risk reflects the possibility that the Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the large majority of the Fund’s assets.  Conversely, the Fund may not have any investments in certain sectors of the fixed income market.  If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark.  Conversely, if a particular sector in which the Fund is under allocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark.  Concentration in a particular sector or sectors may increase the volatility of the Fund’s returns relative to a less concentrated portfolio.

Prepayment risk is the possibility that the value of the Fund’s investments may be affected by prepayments.  Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty.  In periods of declining interest rates, prepayments on loans and securities generally increase.  In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments.  The types of securities in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

5

The Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid, but will invest no more than 15% of its net assets in securities deemed to be illiquid under applicable SEC liquidity interpretations.  In the event the value of illiquid securities meets or exceeds 15%, management will move to reduce these holdings within a reasonable period of time.  Liquidity of a security refers to the ability to readily sell the security at a normal market price, and does not relate to the credit risk or likelihood of receipt of cash at maturity.  Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all.  Mezzanine and subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).  Because of continuing market dislocation and to avoid selling securities at severely distressed levels, the percentage of the Fund’s net assets that are represented by illiquid securities is, and is expected to remain, significantly above past levels.

Certain securities that the Fund will acquire will include interests that have not been registered under the 1933 Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws.  Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

Certain trusts that issue the Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by the trust.  Portfolio securities held by the Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Fund is invested.  In certain circumstances, the special servicer may be in possession of material non-public information with respect to a loan or class of security in the CMBS trust.  If this occurs, the Fund may be precluded from selling or buying additional interests in the security until such information becomes publicly available or no longer material, and therefore will limit the Fund’s ability to buy or sell such security in response to changes in economic or other conditions.

Non-diversified risk reflects the risk that the Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence. The Fund has registered with the Securities and Exchange Commission as a “non-diversified” investment company which enables it to invest more than 5% of its assets in the obligations of any single issuer.  As a result of this ability to concentrate its investments in the obligations of a smaller number of issuers, the Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence.  As a matter of fundamental policy, the Fund will not invest more than 25% of its assets in the securities of any one industry; provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property.  Securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

Risks of other investment management techniques may occur when the Fund enters into hedging transactions primarily to protect itself from the effect of interest rates.  There can be no assurance that the Fund’s hedging activities will have the desired beneficial impact on the Fund’s results of operation or financial condition.  Moreover, no hedging activity can completely insulate the Fund from the risks associated with changes in interest rates and prepayment rates.  The Fund’s performance may be affected adversely if the Fund fails to employ an effective hedging strategy.  Hedging involves risk and typically involves costs, including transaction costs.  Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates.  The Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising.  Losses on a hedge position may reduce the Fund’s net asset value.  There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

6

With respect to credit default swaps (“CDS”) and total return swaps, the Fund will not have a contractual relationship with the reference obligor on the reference obligation.  The Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of set-off against the reference obligor, nor will the Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation.

The Fund will not have the benefit of the remedies that would normally be available to a holder of such reference obligation.  In the event of the insolvency of the CDS counterparty, the Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation.  Consequently, the Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor.  The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time.  The Fund’s positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.

The use of repurchase agreements involves certain risks.  For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Fund will seek to dispose of such securities, which action could involve costs or delays.  If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Fund’s ability to dispose of the underlying securities may be restricted.  Finally, it is possible that the Fund may not be able to substantiate its interest in the underlying securities.  To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest.  If the seller fails to repurchase the securities, the Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

As an open-end fund, the Fund is required to redeem its interests if so requested by members.  Subject to its “redemptions in-kind” policy, if the Fund is required to sell assets to meet redemptions requests, such “forced” sales may prevent the Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Fund.  Such sales may also cause the Fund to realize capital gains in excess of the gains that otherwise would have been distributed to shareholders in such year.  Such capital gains distributions will be taxable to certain shareholders.

Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Furthermore, because a redemption in-kind may result in a shareholder receiving an “odd lot” of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value.  As a result, shareholders are encouraged to contact the Adviser regarding redemptions as early as possible.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Regardless of such notice, there is no guarantee that the Fund will have the ability to sell securities in advance in order to pay redemptions in cash.

While the Fund’s master-feeder structure provides certain operational efficiencies and economies of scale, it could also have potential adverse effects such as those resulting from the possibility of large-scale redemptions by these large investors.

Investors should carefully assess the risks associated with an investment in the Fund before purchasing the interests in the Fund offered hereby (the “Interests”).  The Fund is designed as a mid-term to long-term investment and not for short-term investment purposes and should not be considered a complete investment program.  The loss of some or all money invested is a risk of investing in the Fund.  For a more complete discussion of the risks associated with an investment in the Fund, see “Investments in the Fund – Risk Factors”.

7

Investment Objective and Policies

The investment objective of the Fund is to provide high current income by managing a portfolio of investments comprised primarily of CMBS, a mortgage-backed security, secured by a commercial property.  No assurance can be given that the investment objective of the Fund will be achieved.

In determining the securities that the Fund will acquire, the Adviser follows a “value” strategy, meaning it identifies securities it believes are undervalued in the market and may consider, among other factors, the following:  the characteristics of the underlying mortgage loans, including loan-to-value and debt service coverage ratios, loan seasoning and risks of refinancing; characteristics of the underlying properties, including diversity of the loan pool, occupancy and leasing rates and competitiveness in the pertinent market; economic, environmental and local considerations; deal structure, including historical performance of the originator, subordination percentages and reserve fund balances; and structural participants such as administrators and servicers.

Although the Fund is registered with the Securities and Exchange Commission as a “non-diversified” investment company (enabling it to invest more than 5% of its assets in the obligations of a single issuer), the Fund intends to diversify its holdings so as not to be overly affected by a downturn in any specific region of the country, industry or property type.  In that regard, with respect to the total collateral underlying the securities of the Fund:  (1) no more than 33% shall be in any single state; (2) no single property type shall constitute more than 75% of the collateral, provided, however, that office properties shall constitute no more than 50% of the collateral and hotel properties shall constitute no more than 50% of the collateral; (3) no more than 50% of the Fund’s assets at the time of purchase may be securities backed by single properties; and (4) agricultural mortgage securities and non-agency single-family/residential mortgage-backed securities are limited to a maximum of 5% of the Fund’s assets at all times.

There are limited restrictions on the credit quality of the Fund’s investments.  The weighted average credit quality of the Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following:  (i) securities rated below B- or unrated may not exceed 20% of the Fund’s total asset value; and (ii) all split rated securities will be accounted for at the lowest rating.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.1  If the Fund’s asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.  Ratings from any of the nationally recognized credit rating agencies are the opinions of such rating agencies and do not represent the Fund’s or the Adviser’s opinion on the relative credit quality of the Fund’s investments.

The Fund may invest up to 20% of its total assets in U.S. Treasury securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities.  The Fund may invest in investment grade money market instruments rated “A-2” or better by Standard & Poor’s (“S&P”) or “P-2” or better by Moody’s Investors Services (“Moody’s”).  Included in the money market securities in which the Fund may invest are commercial paper, certificates of deposit and banker’s acceptances.  Under normal circumstances, temporary cash balances will be invested directly in such investment grade money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities.

1
Observers have at times questioned the use of a weighted average to measure the credit quality of portfolio investments of a fund, generally for the following reasons. A weighted average, which has been calculated by a fund rather than a nationally-recognized rating organization, may leave investors with the impression that a fund’s overall credit quality has been independently determined. Moreover, the concept of an average suggests a numeric equivalency of (or at least predictable variation from) one rating to the next, which is not necessarily the case. Notwithstanding these limitations, the Fund considers a weighted-credit average as a broad measure of portfolio risk. No review of the Fund’s portfolio has been performed by any rating agency and none is expected.

8

The Fund is authorized to borrow up to 5% of its total assets for temporary purposes such as the payment of distributions.  The Fund will only borrow when the Adviser believes that such borrowings will benefit the Fund after taking into account considerations such as interest expense and possible gains and losses upon liquidation.

The Fund may also invest temporarily in repurchase agreements (with a term no greater than ninety days), in which securities are acquired by the Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date.  These agreements may be made with respect to the portfolio securities in which the Fund is authorized to invest.  The Fund must have collateral of at least 102% of the repurchase price, including the portion representing the Fund’s yield under such agreements which is marked to market on a daily basis.  Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the 1940 Act.  The Fund will not engage in reverse repurchase transactions for the purpose of leveraging.

The Fund has adopted a number of fundamental investment restrictions which may not be changed without the approval of the lesser of:  (1) at least 66 2/3% of the voting securities present at a meeting at which at least 50% of the outstanding securities of the Fund are present in person or by proxy, or (2) more than 50% of the outstanding securities of the Fund.  The fundamental investment restrictions adopted by the Fund are described in the SAI.

The investment policies described in this Prospectus or in the SAI that are not specified as fundamental may be changed by the Board of Directors without Member approval.  The Fund will give notice to Members sixty days in advance of a change in a non-fundamental investment policy.

Service Providers

Torchlight Investors, LLC (the “Adviser”), 475 Fifth Avenue, New York, New York 10017, is the investment adviser of the Fund.  The portfolio managers of the Fund are Mr. Daniel Heflin, William Stasiulatis and Samuel Chang.  Mr. Heflin founded the predecessor to the Adviser in 1995 and organized the Adviser in 1997.  Mr. Heflin has served as a portfolio manager for the Fund since 1997.  He has over 20 years of experience.  William Stasiulatis is a Managing Director and a Portfolio Manager in the acquisitions group as well as a member of the Investment and Operating Committees.  He has 17 years of professional experience.  Samuel Chang is a Director and a Portfolio Manager in the acquisitions group as well as a member of the Investment Committee.  He has 16 years of professional experience.  Mr. Heflin, Mr. Stasiulatis and Mr. Chang are the only individuals having primary portfolio management responsibility with respect to the Fund.  Each of Mr. Heflin, Mr. Stasiulatis and Mr. Chang is individually authorized to make investment decisions for the Fund, but typically such decisions are made jointly.  Additional information about their compensation, other accounts managed, and ownership of securities in the Fund is available in the Statement of Additional Information.

The Adviser is based in New York and is registered with the SEC as an investment adviser.  With a staff of over 40 professionals, the Adviser as of December 31, 2014 has $4.0 billion under management in various accounts using various strategies in the fixed income market.

The Bank of New York Mellon Corporation (“The Bank of New York”) serves as the Fund’s custodian, administrator and accounting agent.

Ernst & Young LLP serves as the Fund’s independent registered public accounting firm, and Shearman & Sterling LLP serves as legal counsel to the Fund and the Adviser.

Certain trusts that issue the Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by such trusts.  Portfolio securities held by the Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.

The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Fund is invested.  The compensation of the special servicer is an expense of the individual security holding such loans, as allocated by the trust, but this arrangement can be viewed as representing additional compensation to the Adviser deriving from the Fund.  Service and fee levels are in the range of current market terms for such services.  Such fees may cause shortfalls to the investments of the Fund.

9

Investment Advisory Agreement

Pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser, subject to the control and supervision of the Fund’s Board of Directors and in conformance with the stated investment objective and policies of the Fund, manages the investment and reinvestment of the assets of the Fund.  In this regard, it is the responsibility of the Adviser to make investment decisions for the Fund and to place purchase and sale orders for the Fund’s investments.  The officers of the Fund and the Adviser manage the day to day operations of the Fund.  The officers of the Fund are directly responsible to the Fund’s Board of Directors, which sets broad policies for the Fund and appoints its officers.

The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all fees and salaries of the Fund’s officers or employees, if any, who are also employees of the Adviser.  The Adviser may retain outside consultants and will be reimbursed by the Fund for any expenses incurred therewith.  A discussion regarding the basis for the Board of Directors’ approval of the most recent Advisory Agreement is available in the Fund’s semi-annual report for the financial reporting period in which the approval is applicable.

The Adviser intends to devote such time and effort to the business of the Fund as is reasonably necessary to perform its duties to the Fund.  The services of the Adviser are not exclusive and the Adviser may provide similar services to other clients, including but not limited to certain of the Fund’s feeder funds, and may engage in other activities.

The Adviser currently receives no asset-based fees from the Fund in connection with its services under the Advisory Agreement.  However, management fees may be charged at both the Fund and feeder fund levels, subject, as to each feeder fund, to any overall fee cap (measuring fees on a combined basis at both the Fund and feeder fund level) that a particular feeder fund may have in place.  In addition, the Adviser may receive reimbursements for out-of-pocket due diligence expenses from the Fund.  Notwithstanding the flexibility to charge management fees at the level of either the Fund or the feeder funds, currently all such fees are charged at the level of the feeder funds and that arrangement may be varied only upon a vote of the Fund’s Directors, including a majority of the Fund’s independent Directors (i.e., those Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act) (the “Independent Directors”).

INVESTMENTS IN THE FUND

Risk Factors

An investment in the Interests will expose the investor to the risks associated with the fixed income securities in which the Fund intends to invest.  The principal risk factors, which are explained in detail under “Summary-Risk Factors” and in the SAI, include, among others:

•	Interest Rate, Spread and Credit Risks (including Risks of Delinquency and Default)

•	Market Risk

•	Special Risks from Ownership of Mezzanine and Subordinate Securities

•	Risks Relating to the Collateral

10

•	Prepayment Risks

•	Illiquidity of Investments

•	Non-diversification

•	Risks of Other Investment Management Techniques

•	Redemptions In-Kind

•	Risk of Real Estate and Real Estate Related Investments

Purchase and Pricing of Interests

Institutional investors (primarily the Fund’s feeder funds) on a private placement basis may make an investment in the Fund on any Business Day at the next calculated net asset value, subject to the Fund’s ability to reject or limit certain investments.  A Business Day is any weekday the U.S. government bond market is open for trading. The U.S. government bond market typically is closed for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, U.S. Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day, and Christmas Day.  Incomplete orders and orders that are not paid for in a timely manner will be returned.  All investments in the Fund are subject to a minimum initial subscription of $3,000,000.  In certain circumstances, the Adviser may reduce such minimum at its discretion.

The Fund values its assets using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers, other market participants and one or more pricing services, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.

The net asset value for the Interests will be determined as of 4:00 p.m. (New York City time) on any Business Day, other than a day during which no Interests are tendered for redemption and no order to purchase or sell Interests is received.  The net asset value will also be determined as of 4:00 p.m. (New York City time) on the last Business Day of every month.  Net asset value equals the Fund’s total assets less any liabilities.  The Fund values its assets using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers, other market participants and one or more third party pricing services, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.  Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund’s Board of Directors.  The values assigned to the Fund’s holdings therefore may differ on occasion from third party quotations.  Securities that may be “fair valued” include, but are not limited to, non-investment grade debt securities (“high yield”) and securities denominated in a foreign currency.  The lower rated and the less liquid a security, the more likely that reliable market quotations may not be available.  As a result of the current market conditions, a significantly larger percentage of the Fund’s assets are being fair valued than has been the case in the past.  The investment adviser expects these circumstances to continue for the foreseeable future.  Additional information regarding valuation is available in the SAI under “Net Asset Value.”

Automatic Distribution Reinvestment Plan

Pursuant to the Fund’s Automatic Distribution Reinvestment Plan (the “Plan”), unless otherwise directed by a Member, all distributions payable to such Member will be automatically reinvested by the Fund’s transfer agent (the “Plan Agent”) in newly issued Interests.  Alternatively a Member may elect not to participate in the Plan and to have all distributions paid in cash by check in U.S. dollars mailed directly to the Member by the Plan Agent, as distribution paying agent.

11

The Plan Agent serves as agent for the Members in administering the Plan.  When the Board of Directors of the Fund declares a distribution, participants in the Plan will receive a number of Interests equal to the quotient of (i) the amount of such distribution divided by (ii) the net asset value of the Interests immediately prior to such distribution.

The Plan Agent maintains all Member accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by Members for personal and tax records.  Interests in the account of each Plan participant are held by the Plan Agent in non-certificated form.

There is no charge to participants for reinvesting capital gains distributions.  The Plan Agent’s fees for the handling of reinvestment of distributions will be paid by the Fund.

The Plan may be amended or terminated by the Fund or the Plan Agent by at least 90 days’ written notice to all Members of the Fund.

Redeeming Interests

You may redeem your investment on any Business Day.  Requests for redemption must be submitted in writing to the Fund at the offices of the Adviser (Torchlight Investors, LLC, 475 Fifth Avenue, New York, NY 10017).  Interests are redeemed after a redemption request has been received at the next determined net asset value.

Due to the illiquid nature of certain of the Fund’s portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund’s “redemption-in-kind” policy as described below.  In order to avoid receiving redemption proceeds in securities, a Member may notify the Adviser in advance of the Member’s intent to submit a redemption request.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Members are encouraged to contact the Adviser regarding redemptions as early as possible.  Regardless of such notice, there is no guaranty that the Adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

Redemptions-in-Kind.  The Fund has adopted the following redemption policy in conformity with Rule 18f-1 under the 1940 Act.  It is the Fund’s policy to redeem Interests, with respect to any one Member during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund at the beginning of the period.  As an operating policy, the Fund may choose to satisfy redemption requests in excess of such amount by distributing portfolio securities in lieu of cash.  This policy may be modified or terminated at any time by the Board of Directors of the Fund.  Any Member who owns more than 5% of the outstanding Interests of the Fund that requests a redemption that the Fund elects to pay in-kind will receive a pro-rata distribution of the Fund’s portfolio of securities, subject to minimum denomination limits, in accordance with Fund’s procedures.

Any securities distributed in-kind would be valued in accordance with the Fund’s policies and values used to determine net asset value for the Fund’s portfolio as a whole (such that, among other things, the value of any “odd lot” securities distributed in-kind will not be discounted to reflect their division from the remainder of their “lot” held by the portfolio as a whole).  The redeeming Member will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption.  For a further description of redemption in-kind procedures and requirements, see “Redemption or Repurchase of Interests” in the SAI.

Frequent Trading.  Frequent trading of Interests in the Fund may increase Fund transaction costs and otherwise negatively impact the Fund’s investment program, possibly diluting the Fund’s value to its longer-term investors.  However, because of the nature of the investors to whom the Fund appeals (generally relatively long-term holders of Fund interests), as well as the redemption notice and redemption-in-kind provisions discussed above, to date redemptions of, or other trading in, Interests in the Fund has been quite limited.  Consequently, the Fund has not adopted any policies or procedures specifically intended to monitor or penalize frequent purchases and redemptions of Interests in the Fund.

12

TAX CONSEQUENCES

The Fund will have the status of a partnership for U.S. federal income tax purposes and, thus, will not be subject to U.S. federal income tax at the entity level.  Based upon the status of the Fund as a partnership for U.S. federal income tax purposes, each Member will include its distributive share (as determined in accordance with the governing instruments of the Fund) of the Fund’s ordinary income and capital gains in determining its U.S. federal income tax liability, regardless of whether such Member has received any distributions from the Fund.  The determination of such share will be made in accordance with the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

It is intended that the Fund’s assets, income and distributions will be managed in such a way that a Member will be able to satisfy the requirements of Subchapter M of the Code, assuming that the Member invested all or substantially all of its assets in the Fund.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

Ernst & Young LLP serves as the Fund’s independent registered public accounting firm and in that capacity audits and reports on the Fund’s annual financial statements, which appear in the Fund’s Annual Reports.  Ernst & Young LLP is located at 5 Times Square, New York, NY 10036.  Shearman & Sterling LLP, New York, New York, serves as legal counsel to the Fund and the Adviser.

FINANCIAL HIGHLIGHTS

The following table is intended to help you understand the Fund’s financial performance for the past five years.  Certain information reflects financial results for a single Fund share.  The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of all dividends and distributions.  This information has been audited by Ernst & Young LLP, whose report, along with the Fund’s financial statements, are included in the Fund’s Annual Report dated October 31, 2014, which is available upon request.  This information is with respect to Interests held for the past five years.  This information should be read in conjunction with the Statement of Additional Information.

	Year-ended October 31, 2014	Year-ended October 31, 2013	Year ended October 31, 2012	Year ended October 31, 2011	Year ended October 31, 2010
Total Investment Return (1)	10.61%	9.36%	22.21%	8.15%	40.03%
Ratios and Supplemental Data
Members’ Capital, End of Year ($000)	$ 244,803	$ 356,676	$ 407,790	$ 347,187	$ 341,608
Ratio of Expenses to Average Members’ Capital	0.27%	0.12%	0.15%	0.13%	0.15%
Ratio of Net Investment Income to Average Members’ Capital	7.46%	9.09%	8.66%	7.36%	10.93%
Portfolio Turnover Rate	45%	29%	7%	36%	37%

(1)
Total investment return is based on net increase/(decrease) in the Fund’s members’ capital resulting from operations and reflects the effects of changes in the Fund’s members’ capital adjusted for contributions and withdrawals at the Fund during the year.

ADDITIONAL MEMBER INFORMATION

Additional information about the Fund and its investments is available in the Statement of Additional Information (“SAI”) and the Fund’s annual and semi-annual reports to Members.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year as well as audited financial statements by the Fund’s independent registered public accounting firm.  Once you become a Member, you will be sent copies of the Fund’s annual and semiannual reports.  These reports will be sent to Members at their addresses of record.

13

The SAI and the Fund’s annual and semi-annual reports are available without charge, upon request.  For a free copy of the Fund’s annual or semi-annual report or to request other information or ask questions about the Fund, call the Fund collect at (212) 883-2800.

Information about the Fund is also available from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the SEC’s web site (http://www.sec.gov).  You can obtain copies of this information, after paying a duplicating fee, by sending a request by e-mail to publicinfo@sec.gov or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-1520.  You also can review and copy information about the Fund, including the SAI, at the SEC’s Public Reference Room in Washington, D.C.  To find out more about the Public Reference Room, call the SEC at (202) 551-8090.

A description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s SAI.  Because the Fund is not publicly offered, it does not maintain a website.

The Fund’s Investment Company Act File Number is 811-21122.

14

TORCHLIGHT VALUE FUND MASTER, LLC
STATEMENT OF ADDITIONAL INFORMATION

DATED FEBRUARY 27, 2015

TORCHLIGHT VALUE FUND MASTER, LLC (the “Fund”) is located at 475 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 883-2800.  The investment objective of the Fund is to provide high current income.  Torchlight Investors, LLC (the “Adviser”) serves as the investment adviser for the Fund.

In making its investments, the Fund follows a “value” strategy, meaning that the Fund seeks to acquire CMBS that the portfolio managers believe are potentially under-valued by the market relative to their underlying assets.  The Fund intends to principally acquire various mezzanine and subordinate classes of CMBS trusts, which bear a higher risk-of-loss than more senior classes of the same trust.  Some of these classes are considered to be “first loss” in that they are the first class to bear any loss resulting from a default on an underlying asset.  Such securities in a CMBS trust are considered to be speculative and may be subject to special risks, including a greater risk of loss of principal and non-payment of interest.  There is no assurance that the Fund will achieve its investment objective.  Investors should carefully assess the risks associated with an investment in the Fund.  Investment in the Fund involves a high degree of risk and is suitable only for persons of substantial financial resources who have no need for liquidity in their investment and who can bear the risk of losing their investment.

This Statement of Additional Information is not a prospectus and should be read in conjunction with the Fund’s Prospectus, dated February 27, 2015, a copy of which may be obtained from the Fund.

Once you become a member of the Fund, you will be sent copies of the Fund’s Annual and Semiannual Reports.  Annual Reports will contain audited financial statements by the Fund’s independent registered public accounting firm.  These reports will be sent to members of the Fund at their addresses of record.

TABLE OF CONTENTS

Page

ORGANIZATION, HISTORY AND DESCRIPTION OF INTERESTS	2
INVESTMENT RESTRICTIONS	2
OTHER INVESTMENT PRACTICES	3
CERTAIN RISK FACTORS	5
THE ADVISER	9
THE FUND’S PORTFOLIO MANAGERS	10
DIRECTORS AND OFFICERS	10
PRINCIPAL MEMBERS	14
EXPENSES OF THE FUND	15
PORTFOLIO TRANSACTIONS AND BROKERAGE	15
NET ASSET VALUE	16
AVERAGE CREDIT QUALITY	16
DISCLOSURE OF PORTFOLIO HOLDINGS	16
REDEMPTION	17
TAX CONSEQUENCES	18
ADMINISTRATOR AND CUSTODIAN	18
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL	19
FINANCIAL STATEMENTS	19

ORGANIZATION, HISTORY AND DESCRIPTION OF INTERESTS

The Fund was organized in Delaware in June, 2002 as an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”).  Torchlight Investors, LLC serves as the investment adviser for the Fund.

The Fund is a master fund in a master-feeder fund structure and, accordingly, certain of its investors are other investment funds (referred to as “feeder funds”) investing all or a substantial portion of their assets in the Fund.  The Fund’s feeder fund is Torchlight Value Fund, Inc., a Maryland corporation operating as a registered investment company under the 1940 Act.

All ownership interests in the Fund (the “Interests”) are equal as to distributions and voting privileges and have no preemptive, conversion, exchange or redemption rights.  Members of the Fund (the “Members”) are entitled to a pro rata share in the net assets of the Fund available for distribution to Members upon liquidation of the Fund.

INVESTMENT RESTRICTIONS

Fundamental Restrictions

The Fund’s investment objective and the investment restrictions set forth below are fundamental.  Fundamental restrictions cannot be changed without the approval of the holders of a majority of the Fund’s outstanding voting securities.  The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding Interests of the Fund or (b) 66 2/3% or more of the Interests represented at a meeting at which more than 50% of the outstanding Interests are present or represented by proxy.  The Fund may not:

(1)
invest 25% or more of the value of its total assets in any one industry; provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property (securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries);

(2)
issue senior securities, except that the Fund may borrow up to 5% of its total assets for temporary purposes and may pledge its assets other than to secure such issuances or in connection with hedging transactions, when-issued and forward commitment transactions and similar investment strategies.  The Fund’s obligations under interest rate swaps are not treated as senior securities.  The Fund may not utilize leverage as an investment technique;

(3)
make loans of money or property to any person, except through the purchase of fixed income securities consistent with the Fund’s investment objective and policies or the acquisition of securities subject to repurchase agreements;

(4)
underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own Interests the Fund may be deemed to be an underwriter;

(5)	invest for the purpose of exercising control over management of any company, other than issuers of collateralized mortgage obligations;

(6)	purchase real estate or interests therein, other than CMBS and similar instruments, or accept distribution of real property without appropriate environmental review;

(7)
purchase or sell commodities or commodity interest contracts for any purposes except as, and to the extent, permitted by applicable law without the Adviser becoming subject to registration with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator;

(8)	make any short sale of securities;

(9)
invest in leveraged derivatives; leveraged derivatives are defined as a derivative whose value is typically computed based on a multiple of the change in the price or value of an asset or the amount of an index; or

(10)
engage in transactions with counterparties which do not meet the following minimum risk ratings:  minimum counterparty rating for counterparties with respect to OTC derivatives is a Moody’s “A3” Derivatives Counterparty Rating for any OTC derivative while it has a maturity of six months or less and Moody’s “Aa3” Derivatives Counterparty Rating for any OTC derivative while it has a maturity greater than six months.  If a counterparty is not rated by Moody’s on a derivatives counterparty basis, then either the Moody’s or S&P long term rating (“A3/A-” for six months, or less and “Aa3/AA-” for greater than six months) can be used as a substitute.  Additionally, all counterparties must have a minimum short term rating of “A-1/P-1” by both S&P and Moody’s.

If a percentage restriction on an investment or use of assets set forth in a fundamental restriction is adhered to at the time a transaction is effected, later changes in percentages resulting from changing market values will not be considered a deviation from the restriction.

In addition, the limitation above regarding making loans is understood by the Board of Directors to permit the Fund to purchase loans made by others and to hold and trade in such loans.

Non-Fundamental Restrictions

All investment policies described in the Prospectus or this Statement of Additional Information that are not specified as fundamental may be changed by the Board of Directors without Member approval.  The Fund will give notice to its Members sixty days in advance of a change in any non-fundamental investment policy.

The Fund has adopted the following non-fundamental restrictions:

•	The Fund may not invest in inverse floaters;

•	The Fund may not invest in dollar rolls;

•	The Fund may not invest in reverse repurchase agreements; or

•	To the extent the Fund invests in single-family mortgage-backed securities, the Fund may not invest in interest-only or principal-only tranches of such mortgage backed securities.

OTHER INVESTMENT PRACTICES

Interest Rate Transactions.  The Fund may enter into interest rate swaps and the purchase or sale of interest rate caps and floors.  The Fund expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities the Fund anticipates purchasing at a later date.  The Fund will use these transactions as a hedge or for duration or risk management.  The Fund will not sell interest rate caps or floors that it does not own.  Interest rate swaps involve the exchange by the Fund with another party of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal).  The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a pre-determined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap.  The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

The Fund may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of two payments on the payment dates).  The Fund will accrue the net amount of the excess, if any, of the Fund’s obligations over its entitlements with respect to each interest rate swap on a daily basis and will segregate with a custodian an amount of cash or liquid high grade securities having an aggregate net asset value at all times at least equal to the accrued excess.  The Fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated as investment grade by at least one nationally recognized statistical rating organization at the time of entering into such transaction.  If there is a default by the other party to such a transaction, the Fund will have contractual remedies pursuant to the agreements related to the transactions.

Synthetic Securities.  The Fund may invest in synthetic securities as a substitute for non-synthetic positions.  These synthetic securities may include total return swaps, credit default swaps (“CDS”), credit-linked notes and synthetic securitizations.  Positions of the Securities and Exchange Commission (the “SEC”) frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.

Futures Contracts and Options on Futures Contracts.  The Fund may also enter into contracts for the purchase or sale for future delivery (“futures contracts”) of debt securities, aggregates of debt securities or indices or prices thereof, other financial indices and U.S. government debt securities or options on the above.  The Fund will generally engage in such transactions only for bona fide hedging and risk management (including duration management).  However, the Fund may also enter into such transactions to enhance income or gain, in accordance with the rules and regulations of the CFTC.  Positions of the SEC frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.  Pursuant to CFTC Rule 4.5, the Adviser is not subject to regulation or registration as a commodities pool operator with respect to the investment operations of the Fund.  The Rule 4.5 exemption limits (i) the ability of the Fund to trade in specified “commodity interests” (generally, futures, options on futures, certain foreign exchange transactions, and many swaps) beyond levels approved by the CFTC as de minimis, and (ii) the ability of each of Torchlight Value Fund, Inc. and the Fund to market itself as providing investment exposure to such instruments.

The Adviser has filed with the National Futures Association a notice claiming an exclusion from the definition of the term “commodity pool operator” (“CPO”) under the U.S. Commodity Exchange Act, as amended, and the rules of CFTC promulgated thereunder, with respect to the Adviser’s management activities on behalf of the Fund.  Accordingly, the Adviser is not subject to registration or regulation as a CPO with respect to its activities on behalf of the Fund.

Calls on Securities, Indices and Futures Contracts.  The Fund may sell or purchase call options (“calls”) on U.S. Treasury securities, corporate debt securities, mortgage-backed securities, asset-backed securities, zero coupon securities, other debt securities, indices, Eurodollar instruments that are traded on U.S. and non-U.S. securities exchanges and in the over-the-counter markets and futures contracts.

A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying security, futures contract or index at the exercise price at any time or at a specified time during the option period.  All such calls sold by the Fund must be “covered” as long as the call is outstanding (i.e., the Fund must own the securities or futures contract subject to the call or other securities acceptable for applicable escrow requirements).  A call sold by the Fund exposes the Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security, index or futures contract and may require the Fund to hold a security subject to a futures contract which it might otherwise have sold.  The purchase of a call gives the Fund the right to buy a security, futures contract or index at a fixed price.  Calls or futures on U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments must also be covered by deliverable securities of the futures contract or by liquid high grade debt securities segregated to satisfy the Fund’s obligations pursuant to such instruments.

Puts on Securities, Indices and Futures Contracts.  The Fund may purchase put options (“puts”) that relate to U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments (whether or not it holds such securities in its portfolio), indices or futures contracts.  The Fund may also sell puts on U.S. Treasury securities, mortgage-backed securities, other debt securities, Eurodollar instruments, indices or futures contracts on such securities if the Fund’s contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price.  The Fund will not sell puts if, as a result, more than 50% of the Fund’s assets would be required to cover its potential obligations under its hedging and other investment transactions.  In selling puts, there is a risk that the Fund may be required to buy the underlying instrument at a price higher than the current market price.

Eurodollar Instruments.  The Fund may make investments in Eurodollar instruments.  Eurodollar instruments are essentially U.S. dollar denominated futures contracts or options thereon which are linked to the London Interbank Offered Rate (“LIBOR”).  Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings.  Ordinarily, the Fund intends to use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps are linked, although it may utilize such investments to enhance income or gain.

When-Issued and Forward Commitment Securities.  The Fund may also purchase securities on a “when-issued” basis and may purchase or sell securities on a “forward commitment” basis.  When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date.  When-issued securities and forward commitments may be sold prior to the settlement date, but the Fund will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be.  If the Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss.  At the time the Fund enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities.  The value of these assets will be monitored daily to ensure that their marked to market value will at all times equal or exceed the corresponding obligations of the Fund.  There is always a risk that the securities may not be delivered and that the Fund may incur a loss.  Settlements in the ordinary course, which typically occur monthly for mortgage-backed securities, are not treated by the Fund as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

Repurchase Agreements.  The Fund may invest temporarily in repurchase agreements, which are agreements pursuant to which securities are acquired by the Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date.  These agreements may be made with respect to any of the portfolio securities in which the Fund is authorized to invest.  Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the SEC.  The Fund may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Fund’s Board of Directors (“Qualified Institutions”).  The Adviser will monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Fund’s Board of Directors.  The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security.  The collateral is marked to market daily.  Such agreements permit the Fund to keep all its assets earning interest while retaining “overnight” flexibility in pursuit of investments of a longer-term nature.

Restricted and Illiquid Securities.  The Fund may purchase certain restricted securities (“Rule 144A securities”) eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the Securities Act of 1933 (the “1933 Act”).  Rule 144A provides an exemption from the registration requirements of the 1933 Act for the resale of certain restricted securities to qualified institutional buyers.  One effect of Rule 144A is that certain restricted securities may not be illiquid.  (Restricted securities may also become illiquid.)  As previously discussed, the Fund may invest no more than 15% of its net assets in securities deemed to be illiquid under applicable SEC liquidity interpretations.  In the event the value of illiquid securities meets or exceeds 15%, management will move to reduce these holdings within a reasonable period of time.  The Fund’s holdings of Rule 144A securities that are liquid securities will not be subject to its limitation on investment in illiquid securities.  The Fund’s Board of Directors has adopted policies and procedures for the purpose of determining whether securities that are eligible for resale under Rule 144A are liquid or illiquid.  The Adviser, under the supervision of the Fund’s Board of Directors, will consider whether securities purchased under Rule 144A are illiquid.  In making this determination, the Adviser will consider the trading markets for the specific security, taking into account the unregistered nature of a Rule 144A security.  In addition, the Adviser could consider (1) the frequency of trades and quotes, (2) the number of dealers and potential purchasers (in that the absence of qualified institutional buyers interested in a security would render it illiquid), (3) the dealer undertakings to make a market, and (4) the nature of the security and of market trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer).  Rule 144A liquidity decisions made by the Adviser are subject to oversight, and procedural limitations set, by the Board of Directors.  The Fund may also purchase restricted securities eligible for sale to institutional accredited investors under Regulation D under the 1933 Act.

Loans and Interests in Loans.  Although the Fund will not make loans directly, the Fund may purchase loans from other creditors and then hold and trade in such loans.  Holding such loans presents the following risks:  risk of default, which refers to the possibility that the borrower will be unable or unwilling to repay all or part of the amount owed; risk of delayed payment, which refers to the possibility that the borrower will be unable or unwilling to make payment at the time expected; and risk of inadequate collateral, which refers to the possibility that any property that may have been pledged to secure the borrower’s promise to pay will be worth less when realized than expected. Investments in loans may be less liquid than investments in many securities and carry fewer legal protections in the event of fraud or misrepresentation.  Unlike debt instruments that are securities, investments in loans are not regulated by federal securities laws or the SEC.

CERTAIN RISK FACTORS

Market Liquidity and Counterparty Credit Risks.  While the Fund is subject to limitations on its holdings of illiquid securities (see “Restricted and Illiquid Securities” above), the Fund may experience periods of limited liquidity, or a complete lack of liquidity, of certain of its investments, which may cause the Fund to retain investments longer than anticipated or dispose of assets at a value that is less than anticipated.  The Summer of 2007 witnessed the beginning of a liquidity and credit crisis of historic proportions that had a domino effect on financial markets and participants worldwide.  Despite continued improvement in the condition of the financial markets, aspects of the liquidity and credit crisis have continued.  Risks to a robust resumption of economic growth persist, including intermittently weak consumer confidence and stagnant wage growth, a substantial U.S. federal budget deficit, and the threat of inflation.  Although the U.S. Federal Reserve Bank (the “Federal Reserve”), European Central Bank, and other central banks injected significant liquidity into markets and otherwise made significant funds, guarantees, and other accommodations available to certain financial institutions, certain elevated levels of market stress and volatility and impaired liquidity, funding, and credit persist.  While instruments correlated to residential mortgage markets were affected first, ultimately market participants holding a broad range of securities (including CMBS), other financial instruments and commodities and commodities contracts were forced to liquidate investments, often at deeply discounted prices, in order to satisfy margin calls (i.e., repay debt), shore up their cash reserves, or for other reasons.  Market shifts of this nature may cause unexpectedly rapid losses in the value of the Fund’s positions.

Counterparty credit risk includes the risk that a counterparty or an issuer of securities or other financial instruments will be unable to meet its contractual obligations and fail to deliver, pay for, or otherwise perform a transaction.  Credit risk is incurred when the Fund engages in principal-to-principal transactions outside of regulated exchanges, as well as in transactions on certain exchanges that operate without a clearinghouse or similar credit risk-shifting structure.  At the height of the 2007-2009 credit crisis, a number of prominent financial market participants failed or nearly failed to perform their contractual obligations when due – creating a period of great uncertainty in the financial markets, government intervention in certain markets and in certain failing institutions, severe credit and liquidity contractions, early terminations of transactions and related arrangements, and suspended and failed payments and deliveries.

Interest Rate, Spread and Credit Risks.  There have been several recent spikes in interest rates.  The market values of the Fund’s assets will generally fluctuate inversely with changes in prevailing interest rates and spreads and directly with the perceived credit quality of such assets.  Interest rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the Fund.  Interest rate fluctuations can adversely affect the Fund’s income in many ways and present a variety of risks, including the risk of increased prepayments.  In addition, securities with longer durations, such as mezzanine and subordinate CMBS (as explained below), tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations.  To the extent the various hedging techniques and active portfolio management employed by the Fund do not offset these changes, the net asset value of the Fund’s Interests will also fluctuate in relation to these changes.  The various investment techniques employed by the Fund and the different characteristics of particular securities in which the Fund may invest make it very difficult to predict precisely the impact of interest rate and credit quality changes on the net asset value of the Interests.

Market Risk.  Market risk is the potential that the prices of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably, due to factors affecting the general markets or particular industries related to the securities.  The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook of the economy (whether nationally or regionally), changes in interest or currency rates or adverse investor sentiment.  They may also decline due to factors that affect a particular industry or industries – specifically because of real estate fundamentals particular to a local market or property type.  Additionally, the price of securities acquired by the Fund may decline substantially for reasons not necessarily attributable to what are often referred to a security’s “fundamentals” (e.g., its prospects based on a measured analysis of its assets, cash flows, etc.).  Investing at what may appear to be “undervalued” levels is no guarantee that subsequently the purchased assets will not be trading at even more “undervalued” levels.

Special Risks from Ownership of Mezzanine and Subordinate Securities.  The Fund intends to acquire various mezzanine and subordinate classes, including unrated and “first loss” classes.  A “first loss” class is the most subordinate class of a multi-class issuance debt security and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the commercial mortgage loans or other assets underlying such securities (the “Collateral”).  Mezzanine and subordinate classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes.  The market values of such mezzanine and subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes.  As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity.

In addition, the Fund’s investments in mezzanine and subordinate classes will be subject to the risks of adverse conditions in the securities markets.  Such adverse conditions would impair the value and marketability of such investments.  The yield-to-maturity on mezzanine and subordinate classes may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses.  Because the mezzanine and subordinate classes of securities generally have little or no credit support, to the extent that losses are realized on the Collateral, the Fund may not recover the full amount, or any, of its investment in such mezzanine and subordinate securities.  The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes.  On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the mezzanine and subordinate classes.  Typically, interest deferred on mezzanine and subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest.  Such deferral of interest generally will adversely affect the yield on the mezzanine and subordinate classes.  The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral.  The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, tax, legal and other factors.  Prepayments of principal on the Collateral are generally allocated to the more senior classes until the balance of such senior classes is reduced to zero.  To the extent that the holders of mezzanine and subordinate classes are not paid compensating interest on interest shortfalls due to prepayments, liquidations or otherwise, the yield on the mezzanine and subordinate classes may be adversely affected.

To the extent the Fund does not obtain special servicing rights, the servicer of such Collateral may not have the same incentive to exercise remedies with respect to such defaulted Collateral as would the holders of the mezzanine and subordinate classes who would experience loss as a result of such defaulted Collateral earlier than the holders of the more senior classes.  Accordingly, the Collateral may not be serviced in a manner that is most advantageous to the Fund as the holder of a mezzanine and/or subordinate class.

Furthermore, the prices of lower-rated securities historically have been found to be less sensitive to interest rate changes than more highly-rated investments, but more sensitive to adverse economic downturns or specific credit developments.  A projection of an economic downturn, adverse rising interest rates, or a recession for example, could cause a decline in the price of lower-rated securities due to the inability of obligors of the Collateral to make principal and interest payments or repay debt at maturity.  In such event, existing credit supports may be insufficient to protect against loss of principal.

Credit Risk.  The Collateral will present credit risk, both with respect to delinquency and default.  Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan.  Default refers to the potential for unrecoverable principal loss from the sale of foreclosed properties for an amount less than the unpaid principal balance of the collateral.  The value of the securities purchased by the Fund will depend, in part, upon the creditworthiness of the underlying real estate for payment of principal and interest on the collateral.  If the Fund does not receive scheduled interest or principal payments on such Collateral, the Fund’s net asset value may be adversely affected.  Credit risk could be significant for the Fund given that it invests in mezzanine and subordinate classes of securities, which bear a higher risk-of-loss on a default on the underlying loan than more senior securities.  There is no assurance that the liquidation of Collateral will satisfy the borrower’s obligation, or that the Collateral can be liquidated.

Payments of principal and interest on the mortgage loans depend solely on cash flow from the underlying properties, and so are exposed to the risks of the direct ownership in real estate.  These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property’s owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results.  In addition, other factors may adversely affect the mortgaged properties’ value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

While the credit quality of the Collateral supporting the CMBS in which the Fund may invest will reflect the perceived appropriateness of future cash flows to meet operating expenses, as a result of any of the factors mentioned above, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements).  Consequently, the obligors under commercial mortgages may be unable to make payments of interest in a timely fashion, increasing the risk of default on the mortgage loan.  In addition, the repayment of the commercial mortgage loans will typically depend upon the future availability of financing and the stability of real estate property values.

Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral.  As a result, in the event of default by a borrower, the lender has recourse only against the specific property pledged to secure the loan and not against the borrower’s other assets.  If the borrower is not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, the lender will need to recover the unpaid principal balance of the loan from the value of the property.  Factors such as the title to the property, its physical and environmental condition (which may deteriorate during foreclosure proceedings) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make the lender unable to fully recover such amount.

In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

Limited Recourse on Collateral.  The Fund anticipates that a substantial portion of the Fund’s Collateral may contain limitations on recourse against the ultimate borrower.  In other cases, recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the Collateral is located or by the selection of remedies and the impact of those laws on that selection.  In those cases, in the event of a borrower default, recourse may be limited to only the specific Collateral, the value of which may not be sufficient to prevent the Fund from sustaining losses.  As to Collateral that includes recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery sufficient to prevent such losses.

Insurance May Not be Sufficient to Cover Casualties.  The Fund’s Collateral will generally require the borrowers thereunder to obtain insurance coverage of the type and in the amount customarily obtained by owners of assets similar to the applicable Collateral, including liability and fire and extended coverage in amounts sufficient to permit replacement of such assets in the event of a total loss, subject to applicable deductibles.  There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism and acts of war that may be uninsurable or not economically insurable.  Under such circumstances, the insurance proceeds received by the borrower, if any, might not be adequate to restore the Collateral.  In such event, upon a default under such Collateral, there may be insufficient proceeds from the foreclosure sale of such impaired assets to prevent the Fund from incurring losses.

Prepayments.  The value of the Fund’s investments may be affected by prepayments.  Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty.  In periods of declining interest rates, prepayments on loans and securities generally increase.  In addition, because interest rates have declined, the funds available for reinvestment by the Fund during such periods are likely to be reinvested at lower interest rates than the Fund was earning on the prepaid investments.  The types of securities in which the Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

Geographic Concentration.  To the extent the Fund’s Collateral consists of mortgage loans, repayments by the borrowers and the market value of the mortgaged properties underlying such Collateral may be affected by economic conditions in regions where the mortgaged properties are located, conditions in the real estate market where the mortgaged properties are located, changes in the governmental rules and fiscal policies, acts of nature (which may result in uninsured losses) and other factors particular to the locales of the respective mortgaged properties. The Fund has established a limit with respect to the geographic concentration of the properties securing its Collateral to the effect that no more than 33% shall be in any single state.

Risks of Real Estate and Real Estate Related Investments.  To the extent the Fund’s Collateral consists of mortgage loans, the Fund may become subject to risks related to direct ownership of real estate in the event a mortgage loan is foreclosed upon and the Fund becomes the owner of the underlying property.  Investments in real estate and real estate related assets are subject to various risks, including:  adverse changes in national or international economic conditions; adverse local market conditions (including oversupply of office space, hotel rooms, retail, industrial or other commercial space); the financial condition of tenants (which may be adversely impacted by plant closings, industry slowdowns and other factors), buyers and sellers of properties; changes in availability of debt financing; changes in interest rates, real estate taxes, and other operating expenses; changes in environmental laws and regulations, zoning laws and other governmental risks and fiscal policies; changes in energy prices; changes in relative popularity of properties; risks due to dependence on cash flow; risks and operating problems arising out of the presence of certain construction materials; environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; uninsurable losses; acts of God; and other factors beyond the control of the Fund.

Environmental Risk.  To the extent the Fund’s Collateral consists of mortgage loans, the Fund may become subject to environmental risks when the properties securing such Collateral encounter environmental problems.  The operating costs and values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation.  Such laws often impose liability regardless of whether the owner, operator or, in certain cases, mortgagee knows of, or was responsible for, the presence of such hazardous or toxic substances.  The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property.  The Fund’s income could be affected adversely by the existence of an environmental liability with respect to such properties.

Large Investors.  The Fund is offered primarily to other investment companies (i.e., its feeder funds).  If a large holder were to redeem a significant portion of its Interest, it could have a negative effect on the Fund’s expense ratio and the Fund’s portfolio, potentially causing the Fund to no longer be viable.

Non-diversified Status Under Federal Securities Laws.  The Fund has registered with the Securities and Exchange Commission as a “non-diversified” investment company which enables it to invest more than 5% of its assets in the obligations of any single issuer.  As a result of its ability to concentrate its investments in the obligations of a smaller number of issuers, the Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence.  As a matter of fundamental policy, the Fund will generally not invest more than 25% of its assets in the securities of any one industry, provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property.  Securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

Illiquid Securities.  The Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid.  In addition, securities that were liquid when purchased by the Fund may become illiquid due to market or other conditions.  Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity.  Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all.  Mezzanine and subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).  Because of continuing market dislocation and to avoid selling securities at severely distressed levels, the percentage of the Fund’s net assets represented by illiquid securities is, and is expected to remain, significantly above past levels.

Certain securities that the Fund will acquire will include interests that have not been registered under the 1933 Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws.  Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

Certain trusts that issue the Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by the trust.  Portfolio securities held by the Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Fund is invested.  In certain circumstances, the special servicer may be in possession of material non-public information with respect to a loan or class of security in the CMBS trust.  If this occurs, the Fund may be precluded from selling or buying additional interests in the security until such information becomes publicly available or no longer material, and therefore will limit the Fund’s ability to buy or sell such security in response to changes in economic or other conditions.

Other Investment Management Techniques.  The Fund intends to enter into hedging transactions primarily to protect itself from the effect of interest rate fluctuations on its floating rate debt and also to protect its portfolio of mortgage assets from interest rate and prepayment rate fluctuations.  There can be no assurance that the Fund’s hedging activities, including use of U.S. Treasury securities, swaps, options on such instruments and caps and floors will have the desired beneficial impact on the Fund’s results of operation or financial condition.  Moreover, no hedging activity can completely insulate the Fund from the risks associated with changes in interest rates and prepayment rates.  The Fund’s performance may be affected adversely if the Fund fails to limit the effects of changes in its operations by employing an effective hedging strategy.  Hedging involves risk and typically involves costs, including transaction costs.  Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates.  The Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising.  Losses on a hedge position may reduce the Fund’s net asset value.  There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

With respect to CDS and total return swaps, the Fund will not have a contractual relationship with the reference obligor on the reference obligation.  The Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of setoff against the reference obligor, nor will the Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation.  The Fund will not have the benefit of the remedies that would normally be available to a holder of such reference obligation.  In the event of the insolvency of the CDS counterparty, the Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation.  Consequently, the Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor.  The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time.  The Fund’s positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.

The use of repurchase agreements involves certain risks.  For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Fund will seek to dispose of such securities, which action could involve costs or delays.  If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Fund’s ability to dispose of the underlying securities may be restricted.  Finally, it is possible that the Fund may not be able to substantiate its interest in the underlying securities.  To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest.  If the seller fails to repurchase the securities, the Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

New Regulatory Requirements for OTC Derivatives Transactions.  There has been an international effort to increase the stability of the overall financial system, with particular focus on the over-the-counter (“OTC”) derivatives market, in response to the 2008 financial crisis.  In September 2009, the leaders of the G20 agreed that, by the end of 2012, all standardized OTC derivative contracts, including swaps, should be traded on exchanges or electronic trading platforms and cleared through central counterparties, where appropriate, that OTC derivative contracts should be reported to trade repositories and that non-centrally cleared contracts should be subject to higher capital and/or margin requirements.  As these requirements are implemented in different jurisdictions, it is expected that trading in derivatives will be more costly and subject to additional regulatory burdens.  The reforms may also result in market fragmentation that may affect liquidity and availability of transactions.

In the United States, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) includes provisions that comprehensively regulate the OTC derivatives market.  Key provisions of the Dodd-Frank Act require rulemaking by the SEC and the U.S. Commodity Futures Trading Commission (“CFTC”), not all of which has been proposed or finalized as of the date of this Registration Statement.  Accordingly, investors should expect future changes in the regulatory environment as rules continue to be finalized.

Under CFTC regulations, a significant portion of the interest rate and credit derivatives markets is required to be submitted for clearing through regulated clearing houses.  The CFTC and SEC may designate other categories of derivatives as subject to mandatory clearing in the future.  OTC derivatives transactions submitted for clearing will be subject to minimum initial and variation margin requirements set by the relevant clearing house, as well as possible SEC- or CFTC-mandated margin requirements.  It is also expected that the CFTC and SEC will impose margin requirements on non-cleared OTC derivatives transactions.  These new requirements may make derivatives trading more costly.  They may also require new clearing and financial arrangements as well as operational and compliance requirements that may impose costs and burdens on the Fund.

The CFTC is also requiring that certain interest rate and credit swaps that are currently executed on a bilateral basis be executed on an exchange or regulated swap execution facility.  The CFTC and SEC may make similar designations in the future for other swaps.  This may make it more difficult and costly for market participants to enter into highly tailored or customized transactions and may affect liquidity for even standardized transactions.

Dealers of OTC derivatives and major OTC derivatives market participants will be required to register with the SEC and/or the CFTC.  The Fund could be required to register as major swap participant in the OTC derivatives markets should it maintain a significant amount of uncollateralized exposure in respect of OTC derivatives.  Dealers and major swap participants will be subject to, among other things, various capital and margin requirements.  OTC derivatives dealers and major swap participants will also be subject to new external and internal business conduct standards, disclosure requirements, reporting and recordkeeping requirements, position limits, and other regulatory requirements.  These requirements may increase the overall costs for OTC derivative dealers and major swap participants, which are likely to be passed along, at least partially, to other market participants.  The Fund may also face increased compliance costs as a result of new documentation and other requirements imposed on dealer counterparties.  The overall impact of the Dodd-Frank Act on the Fund is uncertain and it is unclear how the OTC derivatives market will fully adapt to this new regulatory regime.

Counterparty Risk.  The Fund may enter into over-the-counter hedging transactions in which the protections afforded to participants in an organized exchange and in a regulated environment may not be available, which will expose the Fund to credit risks due to counterparty and legal enforceability risks.  Although the Fund intends to enter into such contracts only with counterparties the Fund believes to be financially sound and to monitor the financial soundness of such parties on a periodic basis, the Fund will be exposed to the risk that the counterparties with which the Fund trades may become financially unsound or insolvent.

If a counterparty ceases making markets and quoting prices in such instruments, which may render the Fund unable to enter into an offsetting transaction with respect to an open position, the Fund may be forced to unwind its position, which may result in a loss on the hedge position and could cause the Fund to suffer the adverse consequences against which the hedging transaction was designed to protect.  In addition, if any of the hedging instruments acquired by the Fund are traded on exchanges, the Fund may be subject to the risk of trading halts, suspensions, exchange or clearing house equipment failure, insolvency of a brokerage firm or other disruptions of normal trading activities.

Redemptions.  As an open-end fund, the Fund is required to redeem its Interests if so requested by Members.  Subject to the Fund’s “redemptions in-kind” policy, if the Fund is required to sell assets to pay redemptions, such “forced” sales may prevent the Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Fund.  Such sales may cause the Fund to realize capital gains in excess of the gains that otherwise would have been distributed to the Fund’s Members in such year.  Such capital gains distributions will be taxable to certain Members.

Members receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Furthermore, because a redemption in-kind may result in a Member receiving an “odd lot” of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the Member may face increased difficulty in liquidating such security for its redemption value.  As a result, Members are encouraged to contact the Adviser regarding redemptions as early as possible.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Regardless of such notice, there is no guaranty that the Fund’s adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

Failure to Maintain Qualification Under Internal Revenue Code.  The Fund intends to operate in a manner that would allow a Member that invested all of its assets in the Fund to qualify as a regulated investment company under Subchapter M of the Code.  If the Fund were to fail to operate in this manner, such a Member would become subject to U.S. federal income tax on its share of taxable income at regular corporate rates.  Any such corporate tax liability may be substantial and would reduce the amount of cash available for distribution to the shareholders of such Member and have a materially adverse impact on such Member.

Limitation on Liability of Directors and Officers.  The Fund’s charter contains provisions which, subject to certain exceptions, limit the liability of the directors and officers of the Fund to the Fund or to its Members for monetary damages for any breach of duty as a director or officer.  This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from deliberate dishonesty.

Cyber Security Risk. A breach in cyber security refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption, or lose operational capacity. This in turn could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures, and/or financial loss. Cyber security breaches may involve unauthorized access to the Fund’s digital information systems (e.g., through “hacking” or malicious software coding), but may also result from outside attacks such as denial-of-service attacks (i.e., efforts to make network services unavailable to intended users). In addition, cyber security breaches of the Fund’s third party service providers (e.g., administrators, transfer agents, and custodians) or issuers that the Fund invests in (or their underlying real estate properties, operators and servicers) can also subject the Fund to many of the same risks associated with direct cyber security breaches. The Fund has established risk management systems designed to reduce the risks associated with cyber security. However, there is no guarantee that such efforts will succeed, especially since the Fund does not directly control the cyber security systems of issuers or third party service providers.

Risks Related to Quantitative Easing. Beginning in 2008, the Federal Reserve lowered the targeted federal funds rate to between 0% and 0.25% and began implementing a monetary policy known as “quantitative easing”, a program involving the purchase of U.S. Treasury securities and mortgage-backed securities, with the intention of bolstering the U.S. economy. Under the last quantitative easing initiative that began in September 2012, often referred to as “QE3”, the Federal Reserve began purchasing $45 billion a month in long-term Treasury securities and $40 billion a month in mortgage-backed securities, as well as replacing certain existing holdings. The Federal Reserve’s policy of quantitative easing was in effect for approximately six years before acquisitions related to quantitative easing ended in late 2014. A large portion of the assets acquired as part of quantitative easing are still held by the Federal Reserve.  As of January 1, 2014, the Federal Reserve held approximately $3.8 trillion worth of long-dated U.S. Treasury and mortgage-backed securities.  This compares to $1.7 trillion at the beginning of 2011 and zero prior to September 2008. In May 2013, the financial markets began interpreting comments by members of the Federal Reserve, including its chairman, as suggesting that the policy of quantitative easing would begin to be reduced or “tapered” sometime in 2013. Because of the expectations for near-term tapering of quantitative easing, the markets experienced an abrupt period of volatility in the summer of 2013.  Actual or anticipated efforts by the Federal Reserve to taper or otherwise reduce holdings acquired as part of quantitative easing or to raise the federal funds rate could cause rapid and unpredictable price and liquidity disruptions in domestic and world markets. Such disruptions may affect the investments of the Master Fund.

THE ADVISER

Advisory Agreement

The Adviser, Torchlight Investors, LLC, provides investment advisory services as the investment adviser of the Fund.  As of December 31, 2014, the Adviser has $4.0 billion under management in various accounts using various strategies in the fixed income market.

At a meeting on November 30, 2005, the Board of Directors of the Fund, including a majority of the independent Directors (i.e., those Directors who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act) (the “Independent Directors”), approved a new Investment Advisory Agreement (the “Advisory Agreement’) between the Fund and the Adviser.  The Advisory Agreement was approved by the shareholders of the Fund at a special meeting held on October 31, 2006, continued in effect for two years and thereafter continues from year to year, provided that the continuance is approved annually by a vote of the Board, including a majority of the Independent Directors, in conformity with the 1940 Act.  The most recent such approval by the Board of Directors was on October 23, 2014.  In determining whether to approve the continuance of the Advisory Agreement, the Fund’s Directors will use their reasonable business judgment to decide, among other things, whether the Agreement benefits the Members and is reasonable under the circumstances, and whether any compensation paid by the Fund is reasonable and would have been negotiated at arms-length.

The Advisory Agreement provides that the Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty.  The Advisory Agreement provides that it will terminate automatically if assigned, within the meaning of the 1940 Act, and that it may be terminated without penalty by either party upon not more than 60 days’ nor less than 30 days’ written notice.

The Adviser currently receives no asset-based fees from the Fund in connection with its services under the Advisory Agreement.  However, management fees may be charged at both the Fund and feeder fund levels, subject, as to each feeder fund, to any overall fee cap (measuring fees on a combined basis at both the Fund and feeder fund level) that a particular feeder fund may have in place.  In addition, the Adviser may receive reimbursements for out-of-pocket due diligence expenses from the Fund.  Notwithstanding the flexibility to charge management fees at the level of either the Fund or the feeder funds, currently all such fees are charged at the level of the feeder funds and that arrangement may be varied only upon a vote of the Fund’s Directors, including a majority of the Fund’s Independent Directors.

Certain trusts that issue the Fund’s portfolio securities may retain an affiliate of the Adviser as “special servicer” to resolve delinquent and defaulted underlying loans held by such trusts.  Portfolio securities held by the Fund and/or other clients of the Adviser may be a factor, and potentially a significant factor, in determining whether the Adviser will have the authority to select or recommend its affiliate as special servicer.  The Adviser will thus face a conflict of interest in determining whether to select or recommend an affiliate as opposed to a third party as well as, potentially (and assuming the securities ultimately may contribute to the authority of the Adviser to select the special servicer), a conflict of interest in determining which securities to purchase or hold for the Fund.  When retained as such, the special servicer may or may not service loans affecting securities of the trust in which the Fund is invested.  The compensation of the special servicer is an expense of the individual security holding such loans, as allocated by the trust, but this arrangement can be viewed as representing additional compensation to the Adviser deriving from the Fund.  Service and fee levels are in the range of current market terms for such services.

THE FUND’S PORTFOLIO MANAGERS

Mr. Daniel Heflin, Mr. William Stasiulatis and Mr. Samuel Chang are the portfolio managers of the Fund.  The three share primary responsibility for the Fund’s day-to-day management.

As of December 31, 2014, Mr. Heflin, Mr. Stasiulatis and Mr. Chang are primarily responsible for the day-to-day management of two registered investment companies (including the Fund) with assets of approximately $247 million, eight other pooled investment vehicles with assets of approximately $3.3 billion, and four other accounts with assets of approximately $427 million.  As to these accounts, the Adviser is eligible to receive a performance-based fee with respect to $1.2 billion of the assets of the other pooled investment vehicles and none of the assets of the registered investment companies or the assets of the other accounts.

Mr. Heflin’s, Mr. Stasiulatis’s and Mr. Chang’s current annual compensation is a combination of a fixed annual salary and discretionary bonus which is based on the financial performance of the Adviser for that year.

As of December 31, 2014, Mr. Heflin holds shares of Torchlight Value Fund, Inc. valued at over $2,745,000, Mr. Stasiulatis holds shares of Torchlight Value Fund, Inc. valued at approximately $1,470, and Mr. Chang holds shares of Torchlight Value Fund, Inc. valued at approximately $1,470.  But they do not hold any of the Fund’s shares.

As already noted, Mr. Heflin, Mr. Stasiulatis, and Mr. Chang serve as portfolio managers to other clients that may utilize investment programs substantially similar to that of the Fund.  In addition, the Adviser currently serves as investment adviser to other registered investment companies, unregistered investment companies and accounts (including accounts of affiliates), some of which provide for incentive compensation (such as performance fees).  Consequently, the Adviser’s investment management activities, including those directed by Mr. Heflin, Mr. Stasiulatis and Mr. Chang, may present conflicts between the interests of the Fund and those of the Adviser and potentially among the interests of various accounts managed by the Adviser, principally with respect to allocation of investment opportunities among similar strategies.  Although the Adviser has adopted allocation procedures intended to provide for equitable treatment of all accounts, it is possible that unforeseen or unusual circumstances may arise requiring case-by-case treatment.  The allocation procedures generally contemplate like treatment for like accounts, with exceptions for various special considerations, including an account’s tax position, cash management requirements, concentration tolerance or minimum investment size policies.

DIRECTORS AND OFFICERS

Directors and Officers of the Fund

The Fund is governed by a Board of Directors.  Although the Fund is organized as a limited liability company, the Board of Directors exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the directors of an investment company registered under the 1940 Act organized as a corporation.  The Board of Directors elects officers for the Fund to manage the Fund’s day-to-day operations.  The following is a list of the Directors and officers of the Fund and information relating to their involvement with the Fund.  Please also see “Director Qualifications” below for a discussion of the specific qualifications and attributes of each Director that led to the Board’s conclusion that he should serve as a Director of the Fund.

Unless otherwise noted, the address of all Directors and officers is c/o Torchlight Value Fund Master, LLC, 475 Fifth Avenue, NY, NY 10017.  Each Director and Officer serves until their retirement, resignation, death or removal.  The “Fund Complex” referred to in this section of the SAI consists of the Fund and Torchlight Value Fund, Inc.

Independent Directors*

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director During Past 5 Years
S. Leland Dill (age 84)	Director	Director since May 2006 (with prior service as an Advisory Director from November 2005 to May 2006)	Advisory Board Member, Hedgeforum, Citicorp Hedge Fund Portfolios	2	Torchlight Value Fund, Inc.

James Webb (age 53)	Director	Director since May 2006 (with prior service as an Advisory Director from November 2005 to May 2006)	Independent Director and Hedge Fund Industry Consultant; formerly, Partner, AltB Partners LP and Chief Operating Officer, FrontPoint Partners, L.P.	2	Torchlight Value Fund, Inc.; Various Rubicon Fund Management, GSA Capital Partners, B1 Capital, and OneWall Advisors fund entities

Mark B. Taylor (age 52)	Director	Director since June 2008	Formerly, Principal, Renaissance Technologies, LLC	2	Torchlight Value Fund, Inc.

*	Not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act.

Interested Directors*

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director During Past 5 Years
Frank L. Sullivan, Jr. ** (age 69)	Chairman of the Board	Director since July 1997	Managing Director, Clarion Partners, LLC (Retired May 2014)	2	Torchlight Value Fund, Inc.

Daniel Heflin ** (age 51)	President, CEO, CIO, and Director	Director since July 1997	President, CEO and CIO, Torchlight Investors, LLC	2	Torchlight Value Fund, Inc.; Torchlight Investors, LLC

*	“Interested persons” within the meaning of Section 2(a)(19) of the 1940 Act.
**	Mr. Heflin is an employee of the Adviser. Mr. Sullivan serves on an operating committee of an affiliate of the Adviser.

Officers

Name, Address and Age	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Daniel Heflin (age 51)	President, CEO, CIO, and Director	Since July 1997	President, CEO, and CIO, Torchlight Investors, LLC

Robert A. Del Monaco (age 37)	Senior Vice President and Chief Financial Officer	Since August 2014	SVP and CFO of Funds, Torchlight Investors, LLC; formerly, CFO, Czech Asset Management, L.P. and Executive Director/Controller, FrontPoint Partners, L.P.

Richard Metsch (age 58)	Chief Compliance Officer	Since December 2014	CCO, Torchlight Investors, LLC; Partner, Metsch & Metsch LLP; formerly, Counsel, Shearman & Sterling LLP

The following table sets forth information regarding compensation of Directors by the Fund for the fiscal year ended October 31, 2014.  Officers of the Fund and Directors affiliated with the Adviser do not receive any compensation from the Fund.

Name of Person, Position	Aggregate Compensation From Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex Paid to Directors
Frank L. Sullivan, Jr.,* Chairman of the Board	$0	$0	$0	$0
Daniel Heflin*, President, CEO, CIO and Director	$0	$0	$0	$0
S. Leland Dill, Director	$10,500	$0	$0	$21,000
James Webb, Director	$7,500	$0	$0	$15,000
Mark B. Taylor, Director	$7,500	$0	$0	$15,000

*	Interested Director

The following table sets forth information as of December 31, 2014 regarding ownership by the Directors of the Fund of equity securities of the Fund.  Dollar ranges of ownership are indicated as follows:  A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to $100,000; E = over $100,000.

Independent Directors

(1)	(2)	(3)
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Fund Complex Overseen by Director
S. Leland Dill	A	A
James Webb	E	E
Mark B. Taylor	E	E

Interested Directors

(1)	(2)	(3)
Name of Director	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Funds in Fund Complex Overseen by Director
Frank L. Sullivan, Jr.	E	E
Daniel Heflin	E	E

Each of the Independent Directors serves as a director of Torchlight Value Fund, Inc., a Maryland Corporation advised by the Adviser, which is one of the Fund’s feeder funds.  Each of the Independent Directors also served as a trustee of Clarion Total Return Fund (which was a series of the Clarion Trust and was also advised by the Adviser) until its liquidation in 2009.  Except as otherwise disclosed herein, none of the Independent Directors has held any other position with (i) the Fund, (ii) an investment company advised by, controlled by or under common control with the Adviser, (iii) the Adviser or other affiliate of the Fund, or (iv) any person controlling, controlled by or under common control with the Adviser.  None of the Independent Directors owns, beneficially or of record, securities issued by (i) the Adviser or (ii) any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.  None of the Independent Directors (or the immediate family of any of them) own securities of the Adviser (or of any of its affiliates).  Certain of the Independent Directors may be invested on an arms-length basis in other investment funds sponsored by the Adviser or its affiliates.

There were four meetings of the Board of Directors held during the fiscal year ended October 31, 2014. For the fiscal year ended October 31, 2014, all of the then current Directors attended at least seventy five percent of the aggregate number of meetings of the Board and of any committee on which he or she served.

Directors of the Fund who are not affiliated with the Adviser will be compensated by the Fund by payment of an annual retainer of $5,000 each, and in addition the Fund will pay an attendance fee of $500 per meeting, plus any out of pocket expenses related to attending the meeting.  The Fund also pays certain out-out-pocket expenses of these Directors, including travel expenses related to attendance at Directors’ meetings.  The Chairman of the Audit Committee receives an additional annual retainer of $3000.

Directors and employees of the Fund and the Adviser are permitted to engage in personal securities transactions subject to the restrictions and procedures contained in the Codes of Ethics of the Fund and the Adviser (each of which is approved by the Board of Directors of the Fund).  In general, the Codes of Ethics preclude these individuals from trading for their personal accounts in the same securities as are being traded for the Fund.

Director Qualifications

All Directors are expected to demonstrate various personal characteristics appropriate to their position, such as the exercise of professional care and business judgment, the ability to work cohesively with others while still advocating competing viewpoints, critical analysis, and the like.  All Directors also are expected to meet the necessary time commitments for service on the Board.  The Board then generally views each Director appointment or nomination in the context of the Board’s overall composition and considers each Director’s individual professional experience and service on other boards of directors, as well as his or her current and prior roles (such as committee service) on the Board.  With respect to the contributions of particular Directors, the Board has considered the following (this listing provides a useful overview, but is not exclusive and only highlights selected factors considered):

Mr. Sullivan

•	Longstanding leadership experience, including as former Managing Director of Clarion Partners, LLC (a real estate investment firm) and as Chairman of the Board of the Funds.

•	Broad commercial real estate expertise, particularly with respect to equity transactions, financings and market trends in the industry.

Mr. Heflin

•	Founder, President and CEO of the Adviser.

•	Broad professional experience in the investment industry, particularly in the area of fixed income securities.

Mr. Dill

•
Broad professional experience with accounting functions in the investment industry, including experience (such as a former leadership role at a major public accounting firm and past service at the American Institute of Certified Public Accountants) relevant to his designation as the Board’s “Audit Committee Financial Expert” in accordance with Sarbanes-Oxley Act rules.

•	Service as Chairman of the Audit Committee.

Mr. Webb

•	Broad experience in the investment industry, including as former Chief Operating Officer of a hedge fund sponsor and service on the Boards of various hedge funds.

•	Service on the Audit Committee.

Mr. Taylor

•	Experience as former principal and bond portfolio manager at a multi-billion dollar hedge fund sponsor.

•	Service on the Audit Committee.

Each Independent Director also was nominated based in part on his or her status as a person who is not an “interested person” of the Fund as defined in the 1940 Act.  Descriptions of Directors’ experience should not be taken to suggest that any Director is an expert in a particular subject.

The selection of candidates for the position of Independent Director is at the discretion of the Board.  The Board does not require specific qualifications or attributes, including diversity, when considering a candidate, but rather generally considers candidates and their experience in the context of the Board’s composition as a whole, including in the context of the leadership, investment, business or other experience of current Directors.  This is especially so given the small size of the Board.  The Board does not solicit shareholder recommendations.  In the event that the Board were to consider a shareholder recommended nominee, the Board presently expects that it would apply the same standards to such a nominee as it applies in considering candidates that the Board itself identifies.

Organization of the Board

The Chairman of the Board of Directors is not an Independent Director, although three of the five Directors are independent.  The sole standing committee of the Board, namely the Audit Committee, is described below.

The organization of the Board of Directors in this manner reflects the judgment of the Directors that it is in the interests of the Fund and its shareholders to have an individual who is a longtime Director of the Fund and is familiar with the management team and regular operations of the Funds, preside at Board meetings, supervise the Board agenda and otherwise serve as the “lead” Director both at meetings and in overseeing the business of the Fund between meetings.

The Directors believe that the fact that the Chairman is not independent does not unduly limit the role of the Independent Directors, principally because the overall small size of the Board assures significant participation by every Board member and because a majority of the Board is comprised of Independent Directors.  Given the small size of the Board, no separate role for a “lead” Independent Director has been judged necessary.  It is also the judgment of the Directors that there are efficiencies in having an Audit Committee, comprised solely of the Independent Directors, responsible for review of the Fund’s audit functions and its independent accountants.

In reaching these judgments, the Directors considered the Board’s working experience and committee structure, legal requirements under applicable law, including the 1940 Act, the perceived expectations of shareholders, information available on industry practice generally, the nature of underlying investments, and the relationship between the Fund and its principal service providers.  The Board may consider different leadership structures in the future and make changes to these arrangements over time.

Board Oversight of Risk Management

While primary responsibility for the Fund’s risk management function lies with the Adviser and the Fund’s other service providers, the Board recognizes that it has an oversight role in this area.  In considering risks related to the Fund, the Board consults and receives reports from the officers and personnel of the Fund and the Adviser that are charged with day-to-day risk oversight responsibility.  Matters regularly reported to the Board include certain risks involving the Fund’s investment portfolios, trading practices, operational matters, financial and accounting controls, and legal and regulatory compliance.  The Board does not maintain a specific committee solely devoted to risk management responsibilities, but Board members and occasionally informal working groups of Directors are involved in oversight of the risk management process.  Risk management and Board-related reporting at the Adviser are not centralized in any one person or body.

The Audit Committee

The Board of Directors has a single standing committee (the “Audit Committee”) devoted to the review of the Fund’s audit functions and its independent registered public accounting firm.  The Audit Committee reviews the contract between the Fund and its independent registered public accounting firm, recommends the continuation or termination of the contract with the independent registered public accounting firm, oversees the Fund’s accounting and financial reporting policies, procedures and internal controls and generally acts as a liaison with the independent registered public accounting firm.  The Audit Committee consists of the Independent Directors.  The Audit Committee held two meetings during the fiscal year ended October 31, 2014.

Proxy Voting Guidelines

The Adviser does not invest in the equity securities of any company.  However, it does invest in fixed income securities where votes may occur.  Fixed-income security holders generally do not have the power to vote regarding routine corporate administrative matters, such as the appointment or election of directors.  However, the Adviser may for example be asked to vote (a) when a fixed-income security in a client’s portfolio is in default, (b) as agent of the security owner on a creditor’s committee, (c) to accelerate the maturity of a defaulted security, (d) to consent to a proposed modification or waiver in a debt instrument’s terms, or (e) to approve, on behalf of the security owner, amendments to a trust indenture or a change in trustees.

In voting securities by proxy for its clients, the Adviser shall vote in a manner that the Adviser determines, in its discretion, is in the best interest of the clients and consistent with the Adviser’s duty of care and loyalty to its clients.  The Adviser will generally vote for proposals that maximize the value of the security.  The factors considered by the Adviser will vary from security to security and from client to client, and may include market information, liquidity, the debtor’s financial situation, the industry, and the client’s investment guidelines.  The Adviser will also follow any voting guidelines that have been expressly agreed upon in the client’s advisory contract.

The Adviser will address conflicts of interests between its interests and those of its clients or between its clients by a committee to include the Adviser’s President, the portfolio managers, and the Chief Compliance Officer.  (If the Adviser determines there is no conflict of interest, the proxy will be voted by the portfolio managers.)  For example, if a client portfolio holds a defaulting bond whose issuer is negotiating financing with a financial institution that the Adviser has a business relationship or counter-party relationship with, the committee will review the voting action, and if it determines that no true conflict is present it will approve the proxy vote.

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request, by calling the Fund collect at (212) 883-2800; and (2) on the SEC’s website at http://www.sec.gov.

PRINCIPAL MEMBERS

The following table sets forth information with respect to each person that owns 5% or more of the outstanding Interests as of December 31, 2014.

Name and Address	Ownership
Torchlight Value Fund, Inc.
475 Fifth Avenue New York, NY 10017	99.9%

EXPENSES OF THE FUND

The Fund will pay all of its expenses, including fees of the directors not affiliated with the Adviser and Board meeting expenses; fees of the Administrator; out of pocket due diligence (which may include, but will not be limited to legal, appraisal, environmental, or site visit expenses and which may be performed by the Adviser, its affiliates, or qualified third parties) and other expenses incurred by the Adviser in directly managing the Fund’s investments); interest charges; taxes; organization expenses (which generally will be borne by feeder funds other than Torchlight Value Fund, Inc.); charges and expenses of the Fund’s legal counsel, independent accountants and real estate consultants, and of the registrar and distribution disbursing agent of the Fund; expenses of repurchasing Interests; expenses of printing and mailing share certificates, Member reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued securities; custodial fees and expenses for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of the Fund’s Interests; expenses of membership in investment company associations and publications; expenses of fidelity bonding and other insurance expenses including insurance premiums; expenses of Members’ meetings; and registration fees. The Adviser will not utilize any affiliate in connection with the foregoing services unless such affiliate provides such services for remuneration within the range of the then current market rates for such services.  Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund’s investments (which may include, but will not be limited to legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver.  The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.  These expenses will be included as part of the investment bases to the extent consistent with generally accepted accounting principles.  References to management fee waivers in this paragraph do not apply to the Fund, which does not pay an asset-based management fee.  These policies may, however, be relevant with respect to the Fund’s feeder funds.

PORTFOLIO TRANSACTIONS AND BROKERAGE

The Adviser is responsible for decisions to buy and sell securities for the Fund, the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions.  The securities in which the Fund invests are traded principally in the over-the-counter market.  In the over-the-counter market, securities are generally traded on a “net” basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer.  Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s).  The Fund may also purchase certain securities directly from an issuer, in which case no commissions or discounts are paid.  Purchases and sales of bonds on a stock exchange are effected through brokers who charge a commission for their services.

The Adviser is responsible for effecting securities transactions of the Fund and will do so in a manner deemed fair and reasonable to Members of the Fund and not according to any formula.  The Adviser’s primary considerations in selecting the manner of executing securities transactions for the Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price.  There are many instances when, in the judgment of the Adviser, more than one firm can offer comparable execution services.  In selecting among such firms, consideration is given to those firms that supply research and other services in addition to execution services.  However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Fund without receiving such information from brokers; however, it considers access to such information to be an important element of financial management.  Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser’s normal research activities in rendering investment advice under the Advisory Agreement.  It is possible that the Adviser’s expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

One or more of the other investment companies or accounts that the Adviser manages may own from time to time the same investments as the Fund.  Investment decisions for the Fund are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account.  When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts’ various investment objectives.  In some cases, this system may adversely affect the price or size of the position obtainable for the Fund.  In other cases, however, the ability of the Fund to participate in volume transactions may produce better execution for the Fund.  It is the opinion of the Fund’s Board of Directors that this advantage, when combined with the other benefits available due to the Adviser’s organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the Fund’s policy to engage in transactions with the objective of seeking profits from short-term trading.  It is expected that the annual portfolio turnover rate of the Fund will not exceed 400%, excluding securities having a maturity of one year or less.  Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower.  The Adviser will monitor the Fund’s tax status under the Code.  Higher portfolio turnover may result in increased Fund expenses, including brokerage commissions, dealer mark-ups and other transaction costs on the sale of securities and on the reinvestment in other securities.

NET ASSET VALUE

The net asset value of Interests will be computed based upon the value of the Fund’s portfolio securities and other assets.  Net asset value per share will be determined as of 4:00 p.m.(New York City time) on any Business Day, other than a day during which no such security was tendered for redemption and no order to purchase or sell such security was received.  The net asset value will also be calculated on the last Business Day of every month.  The Fund calculates net asset value per share by subtracting the Fund’s liabilities (including accrued expenses and distributions payable) from the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of Interests outstanding.

The Fund values CMBS and other debt securities using methodologies approved by the Fund’s Board of Directors on the basis of valuations provided by dealers and other market participants or by one or more pricing services, which use information with respect to transactions in such securities, varying quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.  Short-term investments having a remaining maturity of sixty days or less when purchased are valued at cost adjusted for amortization of premiums and accretion of discounts.  Any securities or other assets for which current market quotations are not readily available, or where multiple quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund’s Board of Directors.

Under certain market conditions, information used in the valuation of the Fund’s assets from dealers, other market participants and/or third party pricing services may become unavailable or unreliable.  In these instances, there is the potential that a substantial portion, or even all, of the Fund’s assets will be valued by the Adviser at fair value of such assets in accordance with valuation models and procedures approved by the Fund’s Board of Directors.  While a good faith effort is made to diligently determine accurate valuations, valuations under these circumstances are inherently subject to uncertainty.  As a result of the market conditions in existence since 2007, a significantly larger percentage of the Fund’s assets are being fair valued than has been the case in the past.  While conditions have improved, the investment adviser expects these circumstances to continue for the foreseeable future.

AVERAGE CREDIT QUALITY

There are limited restrictions on the credit quality of the Fund’s investments.  The weighted average credit quality of the Fund will be BB- (Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following:  (i) securities rated below B- or unrated may not exceed 20% of the Fund’s total asset value; and (ii) all split rated securities will be accounted for at the lowest rating.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.2  If the Fund’s asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

In order to calculate the average credit quality of the Fund’s assets, the Fund will assign sequential numbers (ranging from 17 to 2) to each of the 16 Fitch/S&P/Moody’s rating categories from AAA/AAA/Aaa to B-/B-/B3.  For purposes of this calculation, all securities which are guaranteed by a U.S. Government-sponsored entity are considered AAA/AAA/Aaa.  All securities rated less than B-/B-/B3 or unrated, except for securities rated D, shall have the same rating number of 1.  Securities rated D will have a rating number of 0.  For split rated bonds where at least one of the ratings is “unrated”, “withdrawn rating”, or the like, then such ratings will not be considered for this purpose.  The lowest such numeric rating for each asset will be multiplied by the value of such asset.  The sum of such products for each of the Fund’s assets will then be divided by the Fund’s net asset value and converted back to achieve the equivalent Fitch/S&P/Moody’s rating symbols.

2
Observers have at times questioned the use of a weighted average to measure the credit quality of portfolio investments of a fund, generally for the following reasons. A weighted average, which has been calculated by a fund rather than a nationally-recognized rating organization, may leave investors with the impression that a fund’s overall credit quality has been independently determined. Moreover, the concept of an average suggests a numeric equivalency of (or at least predictable variation from) one rating to the next, which is not necessarily the case. Notwithstanding these limitations, the Fund considers a weighted-credit average as a broad measure of portfolio risk.

Ratings from any of the nationally recognized credit rating agencies are the opinions of such rating agencies and do not represent the Fund’s or the Adviser’s opinion on the relative credit quality of the Fund’s investments.  That said, any calculation of average credit quality of the Fund’s investments as discussed in the preceding paragraphs is performed solely by the Adviser.  No review of the Fund’s portfolio has been performed by any rating agency and none is expected.

DISCLOSURE OF PORTFOLIO HOLDINGS

The Fund’s portfolio holdings are made public, as required by law, in the Fund’s annual and semi-annual reports.  These reports are filed with the SEC and mailed to shareholders approximately 60 days after the last day of the relevant period.  (In addition, these reports are available upon request as described on the back cover of the Fund’s Prospectus.)  Also as required by law, the Fund’s portfolio holdings are reported to the SEC approximately 60 days after the last day of the Fund’s relevant first or third fiscal quarterly period.

When authorized by appropriate executive officers of the Fund, portfolio holdings information may be given more frequently than as just described to third-party Fund service providers and certain other persons including affiliated persons of the Fund.  As of the date of this Statement of Additional Information, in addition to the Adviser these persons are limited to the Fund’s custodian, the Bank of New York (full portfolio, monthly, no lag), the Fund’s independent registered public accounting firm, Ernst & Young, LLP (full portfolio, semi-annually, no lag), and Bowne of New York City, LLC and/or Command Financial Press/R.S. Rosenbaum & Co., in connection with financial printing (full portfolio quarterly, approximately 30 day lag).  In addition, the Fund may disclose one or more individual holdings to pricing or valuation services (or to broker-dealers acting as market makers) for assistance in considering the valuation of the relevant holdings.  In such cases, the information provided is subject to limitations on use intended to prohibit the recipient from trading on or inappropriately further disseminating it.  As part of the Fund’s internal policies and procedures, conflicts between the interests of the investors and those parties receiving portfolio information will be considered.  In addition to the Fund’s policies and procedures in this area, a number of Fund service providers maintain their own written procedures limiting use and further transmission of portfolio holdings information disclosed to them.  Neither the Fund nor the Adviser (nor its affiliates) receives any compensation in connection with disclosure of information to these parties, and all such arrangements are pursuant to policies approved by the Board of Directors, which has determined that they are appropriate and in the interests of Fund shareholders.  These Fund policies and procedures will be considered by the Directors on an annual basis, in connection with the Fund’s compliance program under Rule 38a-1 under the 1940 Act; related issues will be brought to the attention of the Directors on an as appropriate basis.

Additionally, the Adviser or its personnel from time to time may comment to the Fund’s shareholders, prospective investors or shareholder or investor fiduciaries or agents (orally or in writing) on one or more of the Fund’s portfolio securities or may state that the Fund recently purchased or sold one or more securities.  This commentary also may include such statistical information as sector or capitalization exposure, credit quality information, specialized financial characteristics (alpha, beta, maturity, Sharpe ratio, standard deviation, default rate, etc.), price comparisons to various measures, portfolio turnover and the like.  Additionally, information with respect to the portfolio securities’ CUSIPs, series or classes may be provided to the Fund’s shareholders or prospective investors upon request, provided that portfolio holdings for the applicable period have already been filed with the SEC and are publicly available.  No comments may be made, however, if likely to permit, in the sole judgment of the Adviser, inappropriate trading of Fund Interests or of Fund portfolio securities.

REDEMPTION

Any Member may request the redemption of Interests by sending a written request to the Fund at the offices of the Adviser.  Redemption requests must be endorsed by the account holder with signatures guaranteed by a commercial bank, trust company, savings and loan association, U.S. federal savings bank, member firm of a national securities exchange or other eligible financial institution.  The redemption request must be signed exactly as the account is registered including any special capacity of the registered owner.  Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians, executors, administrators, trustees or guardians.

Due to the illiquid nature of the Fund’s portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund’s “redemption-in-kind” policy as described below.  In order to avoid receiving redemption proceeds in securities, a Member may notify the Adviser in advance of the Member’s intent to submit a redemption request.  This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than “in-kind”.  Members are encouraged to contact the Adviser regarding redemptions as early as possible.  Regardless of such notice, there is no guaranty that the Fund’s adviser will have the ability to sell securities in advance in order to pay redemptions in cash.

The Fund has adopted a policy under Rule 18f-1 under the 1940 Act.  Any Member requesting that the Fund redeem Interests with an aggregate value in excess of the lesser of $250,000 or 1% of the net asset value of the Fund during any 90 day period will be required to provide the Fund with details of valid custodial arrangements in the U.S., in addition to other important information, in order for the redemption request to be deemed in good order.  Failure to provide required information will result in the rejection of the redemption request as being invalid.

The redemption price for Interests will be the net asset value per share of the Fund next determined following receipt by the Fund of a properly executed request with any required documents as described above.  Except with respect to redemptions effected in-kind pursuant to the Fund’s redemption policy, payment for Interests redeemed will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request accompanied by any outstanding share certificates in proper form for transfer.  When the Fund is asked to redeem Interests for which it may not have yet received good payment it may delay transmittal of redemption proceeds until it has determined that collected funds have been received for the purchase of such Interests, which will be up to 10 days from receipt by the Fund of the purchase amount.  In the case of the redemption or exchange of any Interests held less than six months, a fee of 1.0% of the current net asset value of the Interests will be assessed and retained by the Fund for the benefit of the remaining Members.

Members who receive portfolio securities in redemption of Fund Interests will be required to make arrangements for the transfer of custody of such securities to their account and must communicate relevant custody information to the Fund prior to the effectiveness of a redemption request.  Redemption requests subject to the Fund’s redemption in-kind policy will not be considered in good order and effected until such information is provided.  As discussed below, a redeeming Member will bear all costs associated with the in-kind distribution of portfolio securities.  Members receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs.  Any securities distributed in-kind would be valued in accordance with the Fund’s policies and values used to determine net asset value for the Fund’s portfolio as a whole (such that, among other things, the value of any “odd lot” securities distributed in-kind will not be discounted to reflect their division from the remainder of their “lot” held by the portfolio as a whole).  Such a redemption would not be as liquid as a redemption entirely in cash.

Redeeming Members will bear any costs of delivery and transfer of the portfolio securities received in an in-kind redemption (generally, certain transfer taxes and custodial expenses), and such costs will be deducted from their redemption proceeds.  Redeeming Members will also bear the costs of re-registering the securities, as the securities delivered may be registered in the Fund’s name or the nominee names of the Fund’s custodian.  The actual expenses for redeeming Members of effecting an in-kind redemption and of any subsequent liquidation by the Member of the portfolio securities received will depend on a number of factors, including the number of Interests redeemed, the Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process.  These expenses are in addition to any applicable redemption fee, as described above.

TAX CONSEQUENCES

The Fund will be a partnership for U.S. federal income tax purposes and, thus, will not be subject to U.S. federal income tax at the entity level.  Based upon the status of the Fund as a partnership for U.S. federal income tax purposes, each Member will include its distributive share (as determined in accordance with the governing instruments of the Fund) of the Fund’s ordinary income and capital gains in determining its U.S. federal income tax liability, regardless of whether such Member has received any distributions from the Fund.  The determination of such share will be made in accordance with the Code, and the regulations thereunder.

Although, as described above, the Fund will not be subject to U.S. federal income tax, the Fund will be required to file appropriate income tax returns.  Each Member will be required to report separately on the Member’s income tax return the Member’s distributive share of the Fund’s net long-term capital gain or loss, net short-term capital gain or loss and items of ordinary income or loss.

The Fund may invest in futures contracts and options.  Any gains or losses on options, futures contracts and options on futures contracts that are “Section 1256 contracts” (including mark-to-market gains or losses described in the succeeding sentence) are generally considered 60% long-term and 40% short-term capital gains or losses.  In addition, Section 1256 contracts held by the Fund at the end of each taxable year are treated for U.S. federal income tax purposes as being sold for their fair market value on the last business day of such year.  Upon subsequent disposition of the Section 1256 contract, the actual gain or loss will be adjusted by the amount of any preceding year-end gain or loss.

The Fund may engage in certain hedging transactions that may accelerate income to the Fund, defer Fund losses, and/or affect the character of gains or losses realized by the Fund.

The Fund may make investments that produce income that is not matched by a corresponding cash receipt by the Fund, such as investments in obligations having original issue discount or market discount (if the Fund elects to accrue the market discount on a current basis with respect to such instruments).

The Fund’s taxable income will in most cases be determined on the basis of reports made to the Fund by issuers of the securities in which the Fund invests.  The tax treatment of certain securities in which the Fund may invest is not free from doubt, and it is possible that the Internal Revenue Service’s examination of the issuers of such securities or of the Fund could result in adjustments to the income of the Fund.

Since the Fund will be classified as a partnership for U.S. federal income tax purposes, a Member that is a regulated investment company (a “RIC”) will be able to look to the underlying assets of the Fund for purposes of satisfying various requirements of the Code applicable to RICs.  It is anticipated that the Fund will be managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Fund level.  Thus, consistent with its investment objectives, the Fund intends to meet the income and diversification of assets tests of the Code applicable to RICs.

ADMINISTRATOR AND CUSTODIAN

The Bank of New York serves as the Fund’s Administrator pursuant to a Fund Administration and Accounting Agreement.  The Bank of New York also serves as the Fund’s Custodian pursuant to a Custody Agreement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

Ernst & Young LLP is the Fund’s independent registered public accounting firm and in that capacity audits and reports on the Fund’s annual financial statements, which appear in the Fund’s annual reports.  Ernst & Young LLP is located at 5 Times Square, New York, NY 10036.  Shearman & Sterling LLP, New York, New York, serves as legal counsel to the Fund and the Adviser.

FINANCIAL STATEMENTS

The financial statements and financial highlights of the Fund are incorporated herein by reference and appear in the annual report of the Fund and the report thereon by the Fund’s independent registered public accounting firm for the fiscal year ended October 31, 2014, filed on January 8, 2015 on Form N-CSR.

TORCHLIGHT VALUE FUND MASTER, LLC

PART C
OTHER INFORMATION

ITEM 28.	Exhibits
A.	(i)	Certificate of Formation of the Registrant (*)
	(ii)	Limited Liability Company Agreement of the Registrant (*)
	(iii)	Certificate of Amendment to Certificate of Formation (*)
D.		Investment Advisory Agreement between the Registrant and Torchlight Investors, LLC (formerly ING Clarion Capital, LLC) (*)
G.		Custody Agreement between the Registrant and The Bank of New York (*)
H.		Fund Administration and Accounting Agreement between the Registrant and The Bank of New York (*)
J.		Consent of Independent Registered Public Accounting Firm (Filed herewith)
P.		Code of Ethics of the Fund and the Adviser (*)

(*) Previously filed and incorporated herein by reference

ITEM 29.  Persons Controlled by or under Common Control with Registrant

No persons are controlled by or under common control with the Registrant.

ITEM 30.  Indemnification

The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, penalties, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable U.S. federal and state law.

ITEM 31.  Business and Other Connections of Investment Adviser

Torchlight Investors, LLC (the “Adviser”), the adviser to the Fund, has a substantial amount of assets under management in the form of individual and fund accounts.  The business and other connections of the Adviser’s directors and officers are as follows:

Name	Position with the Adviser	Business and Other Connections
Daniel Heflin	President, Chief Executive Officer and Chief Investment Officer	President, Chief Executive Officer, Chief Investment Officer, Portfolio Manager and Director of the Fund
William Stasiulatis	Managing Director	Portfolio Manager of the Fund
Samuel Chang	Director	Portfolio Manager of the Fund
Robert A. Del Monaco	Senior Vice President	Chief Financial Officer of the Fund
Richard Metsch	Chief Compliance Officer	Chief Compliance Officer of the Fund

ITEM 32.  Principal Underwriter

Not Applicable.

ITEM 33.  Location of Accounts and Records

The Registrant’s accounts and records will be maintained at 475 Fifth Avenue, New York, NY 10017.  Records of Members’ accounts will be maintained at the offices of the Registrant’s Administrator, The Bank of New York, Custody Administration Group, 100 Church Street, 10th floor, New York, NY 10286.

ITEM 34.  Management Services

The Registrant is not a party to any management-related service contract not discussed in the Prospectus or Statement of Additional Information of this Registration Statement.

ITEM 35.  Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, as of the 27th day of February, 2015.

TORCHLIGHT VALUE FUND MASTER, LLC

By:	/s/ Daniel Heflin
Daniel Heflin
President, Chief Executive Officer,
Chief Investment Officer and Director